Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

among

FIDELITY NATIONAL TITLE INSURANCE COMPANY,

CHICAGO TITLE INSURANCE COMPANY

and

LANDAMERICA FINANCIAL GROUP, INC.

Dated as of November 25, 2008

TABLE OF CONTENTS

List of Exhibits

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Transition Services Agreement

i

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 25, 2008, is made and entered into among Fidelity National Title Insurance Company, an insurance company organized under the laws of the State of California (“FNTIC”), Chicago Title Insurance Company, an insurance company organized under the laws of the State of Nebraska (“CTIC,” and with FNTIC, “Buyers”) and LandAmerica Financial Group, Inc., a Virginia corporation (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller directly or indirectly owns 100% of the issued and outstanding shares of capital stock (the “Shares”) of each of (i) Commonwealth Land Title Insurance Company, an insurance company organized under the laws of the State of Nebraska (“Commonwealth”) (the “Commonwealth Shares”), (ii) United Capital Title Insurance Company, an insurance company organized under the laws of the State of California (“UCTIC”) (the “UCTIC Shares”), and (iii) Lawyers Title Insurance Corporation, an insurance company organized under the laws of the State of Nebraska (“LTIC,” and together with UCTIC and Commonwealth, the “Companies”) (the “LTIC Shares,” and with the UCTIC Shares and Commonwealth Shares, the “Shares”);

WHEREAS, Commonwealth directly or indirectly owns, along with other Subsidiaries, 100% of the issued and outstanding capital stock of Commonwealth Land Title Insurance Company of New Jersey, an insurance company organized under the laws of the State of New Jersey (“CNJ”); and

WHEREAS, Buyers desire to acquire from Seller, and Seller desires to sell to Buyers, all of the Shares, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means, collectively, the Buyer Ancillary Documents, the Seller Ancillary Documents and the Company Ancillary Documents.

“Asset Approval” has the meaning set forth in Section 5.7(k).

“Assumed Plans” has the meaning set forth in Section 3.11(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(b).

“Bankruptcy Code” has the meaning set forth in Section 5.11(a).

“Basket” has the meaning set forth in Section 9.4(a).

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are not generally open for business in New York City.

“Buyers” has the meaning set forth in the preamble.

“Buyer Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by a Buyer or an Affiliate of a Buyer under this Agreement or in connection herewith.

“Buyer Consultant” has the meaning set forth in Section 5.11(b).

“Buyer Disclosure Schedule” has the meaning set forth in Article IV.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Chapter 11 Court” has the meaning set forth in Section 5.11(a).

“Chapter 11 Court Order” has the meaning set forth in Section 5.11(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonwealth” has the meaning set forth in the preamble.

“Commonwealth Common Stock” has the meaning set forth in Section 3.2(a).

“Commonwealth Purchase Price” has the meaning set forth in Section 2.2.

“Commonwealth Shares” has the meaning set forth in the recitals.

“Companies” has the meaning set forth in the preamble.

“Companies Articles” has the meaning set forth in Section 3.1(b).

“Companies Charter” has the meaning set forth in Section 3.1(b).

“Companies Common Stock” has the meaning set forth in Section 3.2(a).

“Company Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by the Companies or any Affiliate of either Company under this Agreement or in connection herewith.

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Contract” has the meaning set forth in Section 3.13(a).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company IP” has the meaning set forth in Section 3.17(a).

“Company Licensed Party” has the meaning set forth in Section 5.9(b).

“Company Regulatory Agreement” has the meaning set forth in Section 3.5(b).

“Confidentiality Agreement” means that certain letter agreement dated October 27, 2008, between Seller and FNF.

“Control” means, as to any Person, the ownership or possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by” and “under Common Control with” have correlative meanings.

“Controlled Group Liability” has the meaning set forth in Section 3.11(g).

“Covered Employees” has the meaning set forth in Section 5.8(b).

“CTIC” has the meaning set forth in the preamble.

“Derivative Transactions” has the meaning set forth in Section 3.14(a).

“DOJ” has the meaning set forth in Section 5.7(d).

“Employees” has the meaning set forth in Section 5.2(c).

“End Date” has the meaning set forth in Section 7.1(a)(iii).

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” has the meaning set forth in Section 3.11(h).

“Escrow Agent” means a nationally recognized bank or trust company agreed upon by the parties.

“Escrow Agreement” means the Escrow Agreement to be dated as of or prior to the Closing Date among Seller, Buyers and the Escrow Agent in the form attached hereto as Exhibit A.

“Escrow Funds” mean $10,000,000 to be deposited with the Escrow Agent under the Escrow Agreement and any earnings thereon.

“Exchange Act” has the meaning set forth in Section 3.5(c).

“Final Approval Order” shall mean the order or orders of the Rehabilitation Court approving this Agreement and the transactions contemplated hereby, and removing the Companies and, if applicable, CNJ from rehabilitation proceedings effective upon Closing, in form and substance reasonably acceptable to Buyers, and, unless waived by Buyers in their sole discretion, after all appeals have been exhausted and no further appellate relief is available or after all appeal periods shall have lapsed with no appeals having been taken.

“FNF” means Fidelity National Financial, Inc., a Delaware corporation.

“FNTIC” has the meaning set forth in the preamble.

“Form E Exemption Finding” means a communication by the Nebraska Director of Insurance to the chief insurance regulatory official of each state that has adopted section 3.1 of the NAIC Insurance Holding Company System Regulatory Act (“Section 3.1”) notifying such official that the acquisitions contemplated hereby qualify for exemption from non-disapproval under Section 3.1 pursuant to subdivision (g) of Section 3.1.

“FTC” has the meaning set forth in Section 5.7(d).

“Governmental Entity” has the meaning set forth in Section 3.4(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 9.6.

“Indemnifying Party” has the meaning set forth in Section 9.6.

“Insurance Contracts” has the meaning set forth in Section 3.19(c).

“Insurance Subsidiary” has the meaning set forth in Section 3.19(a).

“Intellectual Property” has the meaning set forth in Section 3.17(a).

“IRS” has the meaning set forth in Section 3.10(b).

“Knowledge of Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.1.

“Law” has the meaning set forth in Section 5.7(i).

“LFG Deferred Compensation Plans” has the meaning set forth in Section 5.8(c).

“LFG Health Plans” has the meaning set forth in Section 5.8(b).

“License Agreement” has the meaning set forth in Section 3.17(a).

“Licensed Company IP” has the meaning set forth in Section 3.17(a).

“Lien” has the meaning set forth in Section 3.2(b).

“Losses” has the meaning set forth in Section 9.2.

“LTIC” has the meaning set forth in the preamble.

“LTIC Common Stock” has the meaning set forth in Section 3.2(a).

“LTIC Purchase Price” has the meaning set forth in Section 2.2.

“LTIC Shares” has the meaning set forth in the recitals.

“Material Adverse Effect” has the meaning set forth in Section 3.8(a).

“Materials” has the meaning set forth in Section 5.9(b).

“Napa Dividend” has the meaning set forth in Section 5.6(c).

“NYSE” means the New York Stock Exchange.

“Other Assets” has the meaning set forth in Section 5.10(b).

“Owned Company IP” has the meaning set forth in Section 3.17(a).

“Owned Properties” has the meaning set forth in Section 3.16.

“Permits” has the meaning set forth in Section 3.16.

“Permitted Encumbrances” has the meaning set forth in Section 3.16.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or Governmental Entity.

“Post-Closing Tax Period” means any Taxable period beginning after the Closing Date or, with respect to, any Taxable period that includes (but does not end on) the Closing Date, to the portion of that period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Publicly Disclosed” means disclosed in any Company SEC Report filed with the SEC by Company between December 31, 2007 and the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or in any exhibits to such Company SEC Report, or any other disclosures in such Company SEC Report that are non-specific, cautionary, predictive or forward-looking in nature), but in each case only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent.

“Purchase Price” has the meaning set forth in Section 2.2.

“Rabbi Trusts” has the meaning set forth in Section 5.8(c).

“Regulatory Agencies” has the meaning set forth in Section 3.5(a).

“Regulatory Approvals” has the meaning set forth in Section 3.4.

“Regulatory Laws” has the meaning set forth in Section 5.7(h).

“Rehabilitation Court” shall mean the District Court of Lancaster County, Nebraska, and any comparable California or New Jersey court, in any rehabilitation proceedings involving the Companies or, if applicable, CNJ.

“Reinsurance Contract” has the meaning set forth in Section 3.19(f).

“Representative” means any Person’s Affiliates, directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives of such Person’s agents and advisors.

“SAP” has the meaning set forth in Section 3.6(a).

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.8.

“Securities Act” has the meaning set forth in Section 3.2(a).

“Seller” has the meaning set forth in the recitals.

“Seller Ancillary Documents” means all agreements, instruments and documents being or to be executed and delivered by Seller or any of its Affiliates under this Agreement or in connection herewith.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller SEC Reports” has the meaning set forth in Section 3.5(c).

“Seller Trademarks” has the meaning set forth in Section 5.9(b).

“Shares” has the meaning set forth in the recitals.

“Southland Assets” has the meaning set forth in Section 5.10(a).

“Statutory Statements” has the meaning set forth in Section 3.6(a).

“Straddle Period” has the meaning set forth in Section 8.2.

“Subsidiary” of any Person means another Person more than 50% of the total combined voting power of all classes of capital stock or other voting interests of which, or more than 50% of the equity securities of which, is owned directly or indirectly by such first Person.

“Tax” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Contest” has the meaning set forth in Section 8.5.

“Tax Return” means any federal, state, local or foreign (including any other governmental subdivision or taxing authority) tax return, report or similar statement, and any declaration, statement, claim for refund, report, schedule, form, or information return, or any amendment to any of the foregoing, relating to Taxes and all attachments thereto, as well as any records or documents that are required to be kept or maintained by applicable Law.

“Tax Sharing Agreements” means any and all existing Tax sharing, allocation, indemnification, or similar agreements, provisions, or arrangements (whether or not written) between or among Seller or any of its respective Affiliates (other than any of the Companies or its Subsidiaries), on the one hand, and any Company or its Subsidiaries on the other hand.

“Termination Date” has the meaning set forth in Section 7.1(a)(iii).

“Third Party Claim” has the meaning set forth in Section 9.6.

“Third Party Consents” has the meaning set forth in Section 5.7(h).

“Trademarks” has the meaning set forth in Section 3.17(a).

“Transfer Taxes” means any real property transfer or gains, real property excise, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” means an agreement between Seller and Buyers in the form attached as Exhibit B.

“UCTIC” has the meaning set forth in the preamble.

“UCTIC Common Stock” has the meaning set forth in Section 3.2(a).

“UCTIC Purchase Price” has the meaning set forth in Section 2.2.

“UCTIC Shares” has the meaning set forth in the recitals.

“Voting Debt” has the meaning set forth in Section 3.2(a).

ARTICLE II

PURCHASE AND SALE

Section 2.1              Purchase and Sale. (a) On the Closing Date, subject to the terms and conditions of this Agreement, (i) Seller shall sell, transfer and deliver to CTIC, and CTIC shall purchase from Seller, the Commonwealth Shares, free and clear of all Liens and (ii) Seller shall sell, transfer and deliver to FNTIC, and FNTIC shall purchase from Seller, the LTIC Shares, free and clear of all Liens, and the UCTIC Shares, free and clear of all Liens.

Section 2.2              Purchase Price. The purchase price for the Commonwealth Shares shall be $158,554,729 (the “Commonwealth Purchase Price”), the purchase price for the UCTIC Shares shall be $16,237,479 (“UCTIC Purchase Price”), and the purchase price for the LTIC Shares shall be $123,207,792 (the “LTIC Purchase Price,” and with the UCTIC Purchase Price and the Commonwealth Purchase Price, the “Purchase Price”).

Section 2.3              Closing. Unless this Agreement shall have been terminated pursuant to Article VII and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the sale and purchase of the Shares (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (other than any such condition required to be performed at the Closing), at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the “Closing Date.”

Section 2.4              Seller’s Closing Deliveries. (a) At the Closing, Seller shall deliver or cause to be delivered to Buyers:

(i)        certificates representing the Shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(ii)        certificates duly executed by Seller, each dated as of the Closing Date, certifying as to Seller’s compliance with the conditions set forth in Sections 6.2(a) and 6.2(b);

(iii)        the written resignations of those directors of the Companies and each of their Subsidiaries from their positions as directors of the Companies or such Subsidiaries as identified in writing by Buyers;

(iv)        a good standing certificate (or its equivalent) of each of the Companies and each of their Subsidiaries issued by the applicable secretary of state, in each case certified as of the Closing Date or a reasonably current date;

(v)        a receipt evidencing Seller’s receipt of the Commonwealth Purchase Price, the UCTIC Purchase Price and the LTIC Purchase Price (including an acknowledgement of the receipt by the Escrow Agent of the portion of the Purchase Price deposited into escrow), duly executed by Seller;

(vi)        the original stock transfer and corporate minute books (or their equivalent) of the Companies and of each of their Subsidiaries;

(vii)        a non-foreign person affidavit from Seller certifying that Seller is not a foreign person, in a form that satisfies the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder; and

(viii)        each of the Seller Ancillary Documents and Company Ancillary Documents, duly executed by Seller and the Companies.

Section 2.5             Buyers’ Closing Deliveries. At the Closing, Buyers shall:

(a)              deliver an amount equal to the Escrow Funds to the Escrow Agent in accordance with the terms of the Escrow Agreement;

(b)              deliver the Purchase Price (less an amount equal to the Escrow Funds) to Seller by wire transfer of immediately available funds to the account specified by Seller prior to the Closing;

(c)              deliver to Seller a certificate duly executed by an authorized officer of each Buyer, dated as of the Closing Date, certifying as to Buyers’ compliance with the conditions set forth in Sections 6.3(a) and 6.3(b);

(d)              deliver to Seller a receipt evidencing CTIC’s receipt of the Commonwealth Shares and FNTIC’s receipt of the LTIC Shares and the UCTIC Shares; and

(e)              deliver to Seller each of the Buyer Ancillary Documents, duly executed by each Buyer.

Section 2.6             Release of Escrow Funds. From and after the Closing, the Escrow Funds shall be released to Buyers and/or paid to Seller, respectively, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to and as qualified by items disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Seller to Buyers prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a section in Article III, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article III of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (x) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 10.1 and (y) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8(a)) on the Companies), Seller hereby represents and warrants to Buyers, as of the date hereof and as of the Closing Date, as follows:

Section 3.1              Corporate Organization. (a) Each of the Companies is an insurance company duly incorporated, validly existing and in good standing under the laws of the State of Nebraska or, in the case of UCTIC, California. Each of the Companies has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)             True, complete and correct copies of the Amended and Restated Articles of Incorporation of each of the Companies (the “Companies Articles”), and the Amended and Restated Bylaws of each of the Companies (the “Companies Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Buyers.

(c)             Each Subsidiary of either of the Companies (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(d)             The minute books of each Company previously made available to Buyers contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 of its shareholders and Board of Directors and the audit committee of its Board of Directors.

Section 3.2              Capitalization. (a) The authorized capital stock of Commonwealth consists of 1,000,000 shares of common stock, no par value, of which 824,653 shares are issued and outstanding and constitute the Commonwealth Shares. The authorized capital stock of UCTIC consists of 10,000,000 shares of common stock, no par value, of which 20,000 shares are issued and outstanding and constitute the UCTIC Shares. The authorized capital stock of LTIC consists of 2,000,000 shares of common stock, no par value (the “LTIC Common Stock” and together with the UCTIC Common Stock and the Commonwealth Common Stock, the “Companies Common Stock”), of which 1,062,337 shares are issued and outstanding and constitute the LTIC Shares. All of the issued and outstanding shares of Companies Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Companies may vote (“Voting Debt”) are issued or outstanding. Except for this Agreement, the Companies and Seller do not have and are not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the sale, purchase or issuance of, or the payment of any amount based on, any shares of Companies Common Stock, Voting Debt or any other equity securities of either of the Companies or any securities representing the right to purchase or otherwise receive any shares of Companies Common Stock, Voting Debt or other equity securities of either of the Companies. Except for this Agreement, there are no contractual obligations of Seller, the Companies or any of their Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Companies or any equity security of the Companies or their Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of either of the Companies or their Subsidiaries, (ii) pursuant to which Seller, the Companies or any of their Subsidiaries is or could be required to register shares of such Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Companies Common Stock, Voting Debt or other equity securities of the Companies. Seller is the record and beneficial owner of (i) 100% of the issued and outstanding Commonwealth Common Stock, (ii) 100% of the issued and outstanding UCTIC Common Stock and (iii) 100% of the issued and outstanding LTIC Common Stock, in each case, free and clear of all Liens. There are no restrictions upon the voting or transfer of any shares or other equity interests pursuant to any of the Companies Articles or Companies Bylaws, any Law or any agreement to which Seller or either Company is a party. Assuming the relevant Buyer has the requisite power and authority to be the lawful owner of the relevant Shares, upon delivery of and payment for the Shares at the Closing as herein provided, good and valid title to the Commonwealth Shares will pass to CTIC, and good and valid title to the LTIC Shares and the UCTIC Shares will pass to FNTIC, in each case, in each case free and clear of all Liens, other than any Liens arising from acts of the relevant Buyer.

(b)             Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Companies are owned by the Companies, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of either Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.3             Authority; No Violation. (a) Seller has full corporate power and authority to execute and deliver this Agreement and the Seller Ancillary Documents and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and adopted by the Board of Directors of Seller. No other corporate proceedings on the part of Seller are necessary to approve this Agreement and the Seller Ancillary Documents or to consummate the transactions contemplated hereby. This Agreement has been, and the Seller Ancillary Documents have been, or will at Closing be, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyers or the other party thereto, as applicable, and receipt of the Chapter 11 Court Order (as hereinafter defined)) constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b)             The Companies each have full corporate power and authority to execute and deliver the Company Ancillary Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Company Ancillary Documents and the consummation of the transactions contemplated thereby have been duly, validly and unanimously approved and adopted by the Board of Directors of each of the Companies. No other corporate proceedings on the part of Seller or the Companies are necessary to approve the Company Ancillary Documents or to consummate the transactions contemplated thereby. The Company Ancillary Documents have each been, or will at Closing be, duly and validly executed and delivered by the Companies and (assuming due authorization, execution and delivery by Buyers or the other party thereto, as applicable) constitute the valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(c)              Neither the execution and delivery of this Agreement or the Seller Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, nor the execution and delivery of the Company Ancillary Documents by the Companies, nor the consummation by the Companies of the transactions contemplated thereby, will (i) violate any provision of the articles of incorporation or bylaws of Seller, the Company Articles or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Seller, the Companies, any of their Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller, the Companies or any of their Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Seller, any of the Companies or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

Section 3.4              Consents and Approvals. Except for (a) filings of applications and notices, as applicable, with the state insurance authorities of the State of California, the State of New Jersey and (if necessary) the State of Nebraska, and approval of such applications and notices (the “Regulatory Approvals”), (b) the Final Approval Order, (c) any notices or filings required under the HSR Act and (d) the Chapter 11 Court Order, no consents or approvals of or filings or registrations with any foreign, federal or state insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) are necessary in connection with the consummation by Seller of the transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

Section 3.5             Reports; Regulatory Matters. (a) Each of the Companies and their Subsidiaries have timely filed or furnished, as applicable, all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2006 with (i) any state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority, and (iv) any self-regulatory authority, (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed or furnished by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of either of the Companies or any of their Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of either of the Companies or any of their Subsidiaries. There is no unresolved, or, to Seller’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of either of the Companies or any of their Subsidiaries. Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of either of the Companies or any of their Subsidiaries (other than normal inquiries made by a Regulatory Agency or other Governmental Entity in the Companies’ ordinary course of business).

(b)              Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Seller’s knowledge that, upon consummation of the transactions contemplated hereby, would restrict in any material respect the conduct of the business of either Buyer or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has either of the Companies or any of their Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

(c)             The Companies have previously made available to Buyers an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with the SEC by Seller pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Seller SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Seller to its shareholders since January 1, 2006 and prior to the date of this Agreement. No such Seller SEC Report or communication, at the time filed or communicated (or, if amended prior to the date hereof, as of the date of such amendment), with respect to the Companies and their Subsidiaries only, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the knowledge of Seller, other than as set forth in Section 3.5 of the Company Disclosure Schedule, none of the Seller SEC Reports is the subject of any ongoing review or investigation by the SEC or any other Governmental Entity and there are no unresolved SEC comments with respect to any of such documents.

Section 3.6              Financial Statements. (a) Each statement, together with all exhibits and schedules thereto, and all actuarial opinions, affirmations and certifications required in connection therewith, and all required supplemental materials, filed by each Company or any Insurance Subsidiary thereof with any Insurance Department since January 1, 2006 (the “Statutory Statements”) was prepared in conformity with the statutory accounting practices prescribed by the Insurance Department of the applicable state of domicile and applied on a consistent basis (“SAP”). Each such Statutory Statement presents fairly, in all material respects and in conformity with SAP, the statutory financial condition of such Company or of such Insurance Subsidiary on the respective date of the Statutory Statement and the results of operations, changes in capital and surplus and cash flow of such Company or such

Insurance Subsidiary for each of the applicable reporting periods, and was correct and complete when filed. No deficiencies or violations have been asserted in writing (or, to the knowledge of Seller, orally) by any Insurance Department with respect to any such Statutory Statement which have not been cured or otherwise resolved to the satisfaction of such Insurance Department. Except as set forth in Section 3.6 of the Company Disclosure Schedule, there are no permitted practices utilized by the Companies or their Insurance Subsidiaries in the preparation of the Statutory Statements.

(b)              Neither Company nor any of their Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of such Company included in its quarterly Statutory Statement for the fiscal quarter ended September 30, 2008 (including any notes thereto) filed with the Insurance Department of its applicable state of domicile and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

Section 3.7             Broker’s Fees. Neither Company nor any of their Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 3.8             Absence of Certain Changes or Events. (a) Except for the expected issuance of the rehabilitation order with respect to the Companies and the Chapter 11 proceedings contemplated herein, including the underlying causes of such order and proceedings, or as Publicly Disclosed, since December 31, 2007, no event or events have occurred or condition or conditions exist that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Companies. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Companies, a material adverse effect on (i) the financial condition, results of operations or business of the Companies and their Subsidiaries taken as a whole (provided, however, that, a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in statutory or regulatory accounting requirements applicable generally to companies in the industries in which the Companies and their Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Entities of general applicability to companies in the industries in which the Companies and their Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes after the date hereof in global, national or regional political conditions (including acts of terrorism or war) or changes in general business, economic or market conditions, including changes generally in prevailing interest rates, credit markets, securities markets, the availability of mortgage or other financing or commercial and residential real estate transaction volumes, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of the Companies and their Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Companies and their Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; and the term “Material Adverse Effect” with respect to Buyers shall have a correlative meaning with respect to Buyers and their Subsidiaries, taken as a whole.

(b)              Since December 31, 2007 through and including the date of this Agreement, the Companies and their Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c)              Since December 31, 2007 through and including the date of this Agreement, neither Company nor any of its Subsidiaries has (i) changed any Tax or financial accounting methods, principles or practices of either Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, or (ii) except for distributions by wholly owned Subsidiaries of either Company to such Company or another wholly owned Subsidiary of such Company, made or declared any distribution in cash or kind to its shareholder or shareholders or repurchased any shares of its capital stock or other equity interests.

Section 3.9             Legal Proceedings. (a) Other than as Publicly Disclosed, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Seller’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against either Company or any of its Subsidiaries or to which any of their assets are subject, and no such proceedings, claims, actions, suits or investigations disclosed in the Company Disclosure Schedule could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Companies.

(b)              Other than as Publicly Disclosed, there is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated companies or their Subsidiaries) imposed upon either Company, any of its Subsidiaries or the assets of either Company or any of its Subsidiaries (or that, upon consummation of the transactions contemplated hereby, would apply to either Buyer or any of its Subsidiaries).

Section 3.10             Taxes and Tax Returns. (a) Each of the Companies and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under SAP.

(b)             The federal income Tax Returns of each of the Companies and its Subsidiaries, if any, have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2004, and any material liability with respect thereto has been satisfied or any material liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under SAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon either of the Companies or any of their Subsidiaries for which such Companies do not have reserves that are adequate under SAP.

(c)              Neither of the Companies nor any of their Subsidiaries is a party to or is bound by any material Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among each of the Companies and their Subsidiaries).

(d)              Within the past two years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code neither of the Companies nor any of their Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code.

(e)             Each of the Companies and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld from employee and independent contractor salaries, wages, other compensation, and other amounts, and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable Laws.

(f)             As of the date hereof, with respect to each of the Companies and its Subsidiaries, no claim has been made by a taxing authority in a jurisdiction where any of the Companies or their Subsidiaries does not file a type of Tax Return such that it is or may be subject to that type of Tax in that jurisdiction.

(g)             As of the date hereof, neither of the Companies nor any of their Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h)              Neither of the Companies nor any of their Subsidiaries nor any other person on any of their behalf has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law by reason of a change in accounting method initiated by any of the Companies or their Subsidiaries or has any knowledge that the IRS or any other taxing authority has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any of the Companies or their Subsidiaries; or (ii) executed or entered into a closing agreement pursuant to section 7121 of the Code or any predecessor provision thereof or any similar provision of Law in respect of either of the Companies or any of their Subsidiaries.

(i)             There are no Liens for Taxes, other than Permitted Liens, on the assets of the Companies or any of their Subsidiaries.

(j)              No powers of attorney that are currently in force with respect to any matter relating to Taxes that will continue in effect after the Closing Date.

(k)              Neither of the Companies nor any of their Subsidiaries has engaged in a transaction that is reportable within the meaning of Section 6011 of the Code.

(l)              Since January 1, 2004, each of the Companies and its Insurance Subsidiaries has qualified as an insurance company within the meaning of Section 831 of the Code.

(m)              Seller has delivered or made available to Buyers: true and complete copies of (i) all federal, state, local, and foreign income and franchise Tax Returns of each of the Companies and each of its Subsidiaries (or, in the case of Tax Returns filed for an affiliated group, the portion of such consolidated Tax Returns relating to each of the Companies and its Subsidiaries) relating to the taxable periods ending on or after December 31, 2005, and (ii) any audit report issued within the last three years relating to Taxes due from or in respect of either of the Companies or any of its Subsidiaries.

(n)             There are no outstanding rulings or requests for rulings with any Governmental Entity addressed, directly or indirectly, to either of the Companies or any of their Subsidiaries that are, or if issued, would be binding on either of the Companies or any of their Subsidiaries for any Post-Closing Period.

(o)              Neither of the Companies nor any of their Subsidiaries has an “excess loss account” (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any of their Subsidiaries, and neither of the Companies nor any of their Subsidiaries will recognize any deferred income under federal consolidated return regulations (or similar provisions of state, local or foreign Tax Laws), including, but not limited to the deferred intercompany transaction provisions of such federal consolidated return regulations (or similar provisions of state, local or foreign Tax Laws).

Section 3.11             Employee Matters. (a) Section 3.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of either Company or any of their Subsidiaries entered into, maintained or contributed to by either Company or any of their Subsidiaries or to which either Company or any of their Subsidiaries is obligated to contribute, or with respect to which either Company or any of their Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of either Company or any of their Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”). Section 3.11 of the Company Disclosure Schedule identifies each Company Benefit Plan that Buyers shall assume pursuant to Section 5.8(f) of this Agreement (including the LFG Deferred Compensation Plans) or the Companies or their respective Subsidiaries shall continue to maintain or sponsor (collectively, the “Assumed Plans”).

(b)             (i) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of Seller, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (A) as of the last day of the most recent plan year ended prior to the date hereof, as of the date hereof and as of the Closing Date, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did and does not exceed the then current value of assets of such Company Benefit Plan and (B) the amount of such liabilities as of the last day of the most recent plan year ended prior to the date hereof was properly reflected on the financial statements of the Seller or its applicable Subsidiary previously filed with the SEC; (iv) no Company Benefit Plan provides material benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of either Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Controlled Group Liability has been incurred by either Company, any of their Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Companies, their Subsidiaries or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither the Companies nor any of their Subsidiaries contributes on behalf of employees of the Companies or any of their Subsidiaries to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other material amounts payable by the Companies or any of their Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither the Companies nor any of their Subsidiaries has engaged in a transaction in connection with which the Companies or any of their Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there is no pending, threatened or anticipated claim (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of the Companies or any of their Subsidiaries and, to the knowledge of Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a claim. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

(c)              Neither the Companies nor any of their Subsidiaries will, on and after the Closing, have any liabilities or obligations for any Company Benefit Plan which is not an Assumed Plan or a LFG Deferred Compensation Plan. For the avoidance of doubt, the LandAmerica Financial Group, Inc. Cash Balance Plan is not an Assumed Plan.

(d)              Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Companies or any of their Subsidiaries or to such individuals in the aggregate, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation, (iv) result in any material limitation on the right of the Companies or any of their Subsidiaries to amend, merge or, terminate any Company Benefit Plan or related trust, or (v) be considered a change in control for any purpose under any Company Benefit Plan or related trust. No Company Benefit Plan provides for (A) the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code or (B) payments that would be non-deductible under Code Sections 162(m) or 280G.

(e)              No labor organization or group of employees of the Companies or any of their Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no material organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes pending or threatened against or involving Companies or any of their Subsidiaries. Each of the Companies and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(f)             The Companies do not maintain any material Company Benefit Plans (i) outside of the U.S. or (ii) for the benefit of any individual whose principal place of employment is outside of the U.S.

(g)             “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

(h)             “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Companies under ERISA Section 4001(b) or part of the same “controlled group” as either Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a member of an affiliated service group for purposes of Code Section 414(m).

Section 3.12              Compliance with Applicable Law. (a) The Companies and their respective Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and except as Publicly Disclosed have complied in all respects with and are not in default in any respect under any, Law applicable to the Companies or any of their Subsidiaries.

(b)             Each Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, or conservator in accordance with the terms of the governing documents and applicable Law. None of the Companies, any of their Subsidiaries, or any director, officer or employee of the Companies or of any of their Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.13              Certain Contracts. (a) Neither of the Companies nor any of their Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is material to the Companies and their Subsidiaries taken as a whole, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that restricts the conduct of, or the manner of conducting, any line of business in any geographic area, or, to the knowledge of Seller, upon consummation of the transactions contemplated hereby could restrict the ability of Buyers, the Companies or any of their respective Subsidiaries to engage in any line of business in any geographic area, (iii) that obligates either of the Companies or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the transactions contemplated hereby will obligate Buyers, the Companies or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) that pertains to a material joint venture or material partnership agreement; (vi) that is an indenture, credit agreement, loan agreement, guarantee or other agreement relating to material indebtedness of either Company or any of their Subsidiaries, or of any third party for which the Companies or their Subsidiaries is a guarantor or is otherwise liable; (vii) that requires the Companies or any of their Subsidiaries to make an investment in, or otherwise provide funds to, any person, in each case in an amount in excess of $1 million; (viii) that is with an agency, broker, insurer or other person that accounted for 1% or more of the sales of the Companies and their Insurance Subsidiaries, taken as a whole, for the 12 months ended June 30, 2008; (ix) that provides for the indemnification of any officer, director or employee of the Companies or any of their Subsidiaries; or (x) that would prevent, materially delay or materially impede the Companies’ ability to consummate the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as a “Company Contract.”

(b)             (i) Each Company Contract is valid and binding on the applicable Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) each Company and each of its Subsidiaries and, to Seller’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the applicable Company or any of its Subsidiaries or, to Seller’s knowledge, any other party thereto under any such Company Contract. No notice of default or termination has been received under any Company Contract. There are no disputes pending or, to Seller’s knowledge, threatened with respect to any Company Contract.

Section 3.14             Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b)             All Derivative Transactions, whether entered into for the account of either Company or any of its Subsidiaries or for the account of a customer of either Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of a Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. The Companies and their Subsidiaries and, to Seller’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.15             Investment Securities and Commodities. (a) Except as would not reasonably be expected to have a Material Adverse Effect on the Companies, each of the Companies and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except as set forth in Section 3.15 of the Company Disclosure Schedule. Such securities and commodities are valued on the books of the Companies in accordance with SAP in all material respects.

(b)             The Companies and their Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which are prudent and reasonable in the context of such businesses.

Section 3.16              Property. The applicable Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in its Statutory Statements as being owned by such Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all material Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use or value (as reflected in each Company’s financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use or value (as reflected in each Company’s financial statements) of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Statutory Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. The Companies and their Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances. To Seller’s knowledge, neither the whole nor any portion of the Real Property (x) has been damaged in any material respect or destroyed or (y) is being or has been condemned or otherwise taken by any public authority, nor has any such condemnation or taking been threatened in writing.

Section 3.17             Intellectual Property.

(a)             Definitions. For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Company IP” means all Intellectual Property owned, used, held for use or exploited by the Company or any of their Subsidiaries.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person; (iv)

all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation; (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Owned Company IP” means the Intellectual Property that is owned by either Company or any of its Subsidiaries.

(b)             The Companies and their Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting either Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP. To the knowledge of Seller, all Licensed Company IP is being used substantially in accordance with the applicable License Agreement.

(c)             The Owned Company IP and Licensed Company IP constitute (i) all of the Company IP and (ii) all the Intellectual Property necessary and sufficient to conduct the businesses of the Companies and their Subsidiaries as they are currently conducted, as they have been conducted since June 30, 2008.

(d)             The Owned Company IP and, to the knowledge of Seller, Licensed Company IP, are valid, subsisting and enforceable.

(e)              Neither the Companies nor any of their Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party. Neither the Companies nor any of their Subsidiaries has received any written notice of infringement or conflict with the rights of any third party with respect to the use or ownership of any Company IP.

(f)             To the knowledge of Seller, no Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. No third party has infringed, misappropriated or otherwise violated any Owned Company IP.

(g)             The Companies and their Subsidiaries have established and are in material compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data. Neither the Companies nor any of their Subsidiaries (A) has suffered a material security breach with respect to its data or systems, (B) has notified consumers of any information security breach with respect to the information of such consumers or (C) has notified employees of any information security breach with respect to the information of such employees.

(h)             The Companies and their Subsidiaries are in compliance in all material respects with all of their privacy policies applicable to the protection of consumer information and all applicable privacy laws and regulations.

Section 3.18             Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Companies or any of their Subsidiaries arising under Law, including any local, state or federal environmental, health or safety statute, regulation or ordinance, or any other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws, pending or threatened against the Companies or any of their Subsidiaries. To the knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of the Companies or any of their Subsidiaries. Neither the Companies nor any of their Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

Section 3.19             Insurance Business Matters. (a) Each Company and each Subsidiary of the Companies that conducts the business of insurance or reinsurance (each, an “Insurance Subsidiary”) is: (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which either Company or any Insurance Subsidiary is domiciled, commercially domiciled, licensed, authorized or eligible is set forth in Section 3.19(a) of the Company Disclosure Schedule. There is no proceeding or investigation pending or, to the knowledge of Seller, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of either Company or any Insurance Subsidiary to transact the business of insurance.

(b)             The aggregate reserves for title insurance losses and loss adjustment expenses, as reflected in each of the Statutory Statements, were (i) computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the financial statements and notes thereto included in such financial statements), (ii) include provisions for all title insurance loss and loss adjustment expense reserves and related items reasonably required to be established in accordance with applicable laws, (iii) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted in such Statutory Statements) and (iv) were fairly stated in all material respects in accordance with sound actuarial principles.

(c)             All policies, binders, slips, certificates, and other agreements of insurance issued or distributed by either Company or any Insurance Subsidiary in any jurisdiction (“Insurance Contracts”) have been issued or distributed, to the extent required by Law, on forms filed with and approved by all applicable Insurance Departments, or not objected to by any such Insurance Department within any period provided for objection, and all such forms comply with applicable Laws. All premium rates with respect to the Insurance Contracts, to the extent required by Law, have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection. All such premium rates comply with applicable Laws and are within the amount permitted by such Laws. There are no insurance policies issued, reinsured or assumed by either Company or any Insurance Subsidiary that are currently in force under which either Company or any of its Subsidiaries may be required to allocate profit or pay dividends to the holders thereof. Each Company and each of its Subsidiaries is and has been marketing, selling and issuing Insurance Contracts in compliance in all material respects with all applicable Laws, all applicable orders and directives of all insurance regulatory authorities and all market conduct recommendations resulting from market conduct or other examinations of insurance regulatory authorities in the respective jurisdictions in which such products have been marketed, issued or sold.

(d)             All underwriting, management and administration agreements entered into by any Company or Insurance Subsidiary are, to the extent required by Law, in forms acceptable to all applicable Insurance Departments or have been filed with and approved by all applicable Insurance Departments or were not objected to by any such Insurance Department within any period provided for objection.

(e)             All advertising, promotional, sales and solicitation materials and all product illustrations used by either Company or any Insurance Subsidiary or any agent, broker, intermediary, manager or producer employed or engaged by either Company or any Insurance Subsidiary are in compliance with applicable Laws.

(f)             Each reinsurance contract, treaty or arrangement (including any facultative agreements, indemnity agreements, or other agreements involving cession or assumption of reinsurance, coinsurance, excess insurance, or retrocessions and any terminated or expired reinsurance contract, treaty or agreement under which there remains any outstanding material liability) (“Reinsurance Contract”) to which either Company or any Insurance Subsidiary is a party or by which either Company or any Insurance Subsidiary is bound or subject is a valid and binding obligation of the parties thereto, is in full force and effect, and is enforceable in accordance with its terms. None of the Companies, any Insurance Subsidiary or, to the knowledge of Seller, any other party thereto is in default with regard to any such Reinsurance Contract. There are no disputes pending or, to the knowledge of Seller, threatened with respect to any such Reinsurance Contract. Neither Company nor any Insurance Subsidiary is or has been since January 1, 2005, party to any contract of financial reinsurance, finite risk insurance or reinsurance or coinsurance that does not transfer sufficient risk to the reinsurer to constitute reinsurance under SAP.

(g)             Each Company and each Insurance Subsidiary is entitled under applicable Law to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to any Reinsurance Contract, and all such amounts recoverable have been properly recorded in the books and records of account of the Companies and their Insurance Subsidiaries and are properly reflected in the Statutory Statements. To Seller’s knowledge, all such amounts recoverable by the Companies or any of their Insurance Subsidiaries are fully collectible in due course. Neither Company nor any of its Insurance Subsidiaries has received notice that any other party to any Reinsurance Contract intends not to perform fully under any such Reinsurance Contract, and, to Seller’s knowledge, the financial condition of each party to each Reinsurance Contract pursuant to which either Company or any Insurance Subsidiary has ceded any premiums is not impaired to the extent that a default thereunder could reasonably be anticipated.

(h)              Since January 1, 2006, no rating agency has imposed conditions (financial or otherwise) on retaining any currently held rating assigned to the Companies or any Insurance Subsidiary or stated to the Companies that it is considering lowering any rating assigned to either of the Companies or any Insurance Subsidiary or placing either of the Companies or any Insurance Subsidiary on an “under review” status. As of the date of this Agreement, each Company and Insurance Subsidiary has the ratings set forth in Section 3.19(h) of the Company Disclosure Schedule.

(i)              Seller has made available to Buyers true and complete copies of all material actuarial reports prepared by actuaries, independent or otherwise, from and after January 1, 2006, with respect to the Companies and their Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto. There have been no actuarial reports of a similar nature covering either Company or any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. The information and data furnished by the Companies and their Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 3.20              Sufficiency of Assets. Except as set forth in Section 3.20 of the Company Disclosure Schedule, upon the Closing, the Companies and their Subsidiaries will have good and valid title to their properties and assets and a valid leasehold interest in leasehold estates, free and clear of all Liens, other than Permitted Encumbrances. Such assets and properties are in such operating condition and repair as is suitable for the uses for which they are used in the business of the Companies and their Subsidiaries, are not subject to any condition which materially interferes with the use thereof by the Companies and their Subsidiaries, and, when taken together with the services to be received by, and the properties and assets and rights to be made available to, the Companies and their Subsidiaries pursuant to the Transition Services Agreement, will constitute all the properties, assets, interests in properties and rights necessary to permit the Companies and their Subsidiaries to carry on their business after the Closing substantially as conducted by the Companies and their Subsidiaries prior thereto.

Section 3.21             Intercompany Accounts and Agreements. (a) Section 3.21 of the Company Disclosure Schedule contains a complete list of all existing material intercompany arrangements (including those relating to goods, rights, services or reinsurance arrangements) between Seller and its Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand. For the avoidance of doubt, Section 3.21 does not contain, and is not required to include, any such intercompany arrangements or agreements to be established, entered into, or executed and delivered pursuant to the terms of this Agreement. The parties thereto have complied with the terms and conditions of all agreements listed in Section 3.21 of the Company Disclosure Schedule.

(b)              No executive officer or director of Seller or any of its Subsidiaries or either Company or any of its Subsidiaries owns, leases or licenses or is an Affiliate of any person that owns, leases or licenses any assets (other than de minimis assets) which are used by either Company or any of its Subsidiaries to conduct its business as it is currently conducted. Except as set forth in Section 3.21 of the Company Disclosure Schedule and except for any employment agreement or other benefit or compensation arrangements to which either Company or any of their Subsidiaries is a party, neither Company nor any Subsidiary is a party to any agreement, arrangement or other understanding with any executive officer or director of either Company or any of their Subsidiaries.

(c)              None of the Companies or their Subsidiaries have any escrow deposits at Centennial Bank.

(d)              No current or former executive officer or director of either Company or any of its Subsidiaries has asserted any claim, charge, action or cause of action against such Company or Subsidiary, except for immaterial and routine claims for accrued vacation pay or accrued benefits under any Company Benefit Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Subject to and as qualified by items disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyers prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyers’ covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except, with respect to a Section in Article IV, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of Article IV of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 10.1, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Buyers), Buyers hereby jointly and severally represent and warrant, as of the date hereof and as of the Closing Date, to Seller as follows:

Section 4.1              Organization. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska. Each Buyer has the requisite corporate power and authority to own or lease all of its respective properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 4.2             Authority; No Violation. (a) Each Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved and adopted by the Board of Directors of each Buyer and no other corporate proceedings on the part of such Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)              Neither the execution and delivery of this Agreement by each Buyer, nor the consummation by such Buyer of the transactions contemplated hereby, nor compliance by such Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation of such Buyer or the Bylaws of such Buyer, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to such Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Buyer or any of its Subsidiaries under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of cancellation, vesting, payment, exercise, suspension or revocation of any obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement or other instrument or obligation to which such Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or affected.

Section 4.3              Consents and Approvals. Except for (a) the Regulatory Approvals, (b) the Final Approval Order, (c) any notices or filings required under the HSR Act, and (d) the Chapter 11 Court Order, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyers of the transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyers of this Agreement.

Section 4.4              Financial Ability. Each Buyer has the financial ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 4.5             Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.6              Purchase Not for Distribution. The Shares to be acquired by each Buyer under the terms of this Agreement will be acquired by such Buyer for its own account and not with a view to distribution. Buyers will not resell, transfer, assign or distribute any Shares, except in compliance with the registration requirements of the Securities Act, and of any applicable state securities laws, or pursuant to an available exemption therefrom.

ARTICLE V

COVENANTS

Section 5.1              Conduct of Businesses Prior to the Closing Date. Except as expressly permitted by this Agreement or with the prior written consent of Buyers, during the period from the date of this Agreement to the Closing Date, Seller shall cause the Companies and each of their Subsidiaries to (i) conduct its business in the ordinary and usual course consistent with past practice and in compliance in all material respects with all applicable Laws, (ii) use reasonable best efforts to maintain and preserve intact its business organization and management and advantageous business relationships with its customers, suppliers and others having business dealings with it and retain the services of its officers and key employees and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Seller or Buyers to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or of Seller, the Companies, or either Buyer to perform its covenants and agreements under this Agreement or any Ancillary Document or to consummate the transactions contemplated hereby.

Section 5.2              Forbearances. Without limiting the generality of Section 5.1 above, during the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.2 of the Company Disclosure Schedule, or as expressly permitted by this Agreement or required by the Nebraska Department of Insurance or the California Department of Insurance

(but without limiting the terms of Section 7.1(a)(v)), Seller shall not permit the Companies or any of their Subsidiaries to, without the prior written consent of Buyers:

(a)             incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)             (i)          adjust, split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

(ii)        make, declare or pay any dividend (whether in cash, stock or other securities or property), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, directly or indirectly any shares of its capital stock or of any of its Subsidiaries or of Seller or any of its Affiliates or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its or their capital stock (except dividends paid by any of the Subsidiaries of such Company to such Company or to any of its wholly-owned Subsidiaries);

(iii)        grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of such Company’s or Subsidiary’s capital stock or other equity-based award with respect to shares of such Company’s or Subsidiary’s capital stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)	issue any additional shares of capital stock or other securities;

(c)              except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits including severance benefits of any of the current or former directors, officers or employees of a Company or its Subsidiaries (collectively, “Employees”), (ii) pay any pension, severance or retirement benefits to Employees, (iii) become a party to, establish, amend, commence, participate in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any long-term incentive compensation under any Assumed Plans or any LFG Deferred Compensation Plan, or (v) enter into any collective bargaining agreement with any labor organization, union or association;

(d)             sell, transfer, pledge, lease, grant, license, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or create any Lien of any kind with respect to any such property or asset, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e)              enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f)             transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

(g)              acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or, other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or under any circumstances acquire any auction rate securities;

(h)              amend its charter or bylaws (or comparable organizational documents), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)             (i) amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate, the terms of, or terminate, any Company Contract, (ii) create, renew or amend any agreement or contract or, except as may be required by applicable Law, other binding obligation of the Companies or their Subsidiaries containing (A) any material restriction on the ability of it or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of the Companies or their Affiliates to engage in any type of activity or business or (iii) enter into any new, or amend any existing, contract, agreement or arrangement with any Affiliate;

(j)	commence or settle any material claim, action or proceeding;

(k)             take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to this Agreement set forth in Article VI not being satisfied;

(l)             make, change or revoke any material election related to Taxes (unless required by applicable Law), settle or compromise any material Tax liability or agree to any material adjustment of any Tax attribute, enter into any closing agreement related to Tax, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or change any taxable period or any Tax accounting method, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(m)             file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law;

(n)             make any capital expenditure in excess of $250,000 in the aggregate or enter into any contract or commitment therefor;

(o)	enter into any contract for the purchase, sale or lease of real property;

(p)             fail to keep in force bonds or insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Companies or any of their Subsidiaries as currently in effect; or

(q)              agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by, or any material action in furtherance of any of the actions prohibited by, this Section 5.2.

Section 5.3             Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller or the Companies, during the period from the date of this Agreement to the Closing Date, each Buyer shall not, and shall not permit any of its Subsidiaries to, take any action that would, or willfully fail to take any action that is intended to, result in any of the conditions set forth in Article VI not being satisfied.

Section 5.4             Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, Seller shall cause the Companies and each of their Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other Representatives of Buyers, reasonable access, during normal business hours during the period prior to the Closing Date, to all its personnel, properties, books, contracts, commitments and records, and, during such period, the Companies shall, and shall cause each of their Subsidiaries to, make available to each Buyer and its Representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, operations, properties and personnel as Buyers may reasonably request. Neither the Companies, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement (provided, Seller shall cause the Companies to use reasonable best efforts to obtain waivers thereof upon request by a Buyer) entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)             All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

Section 5.5              Notices of Certain Events. Buyers and Seller shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Buyers or the Companies, respectively, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 5.5 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

Section 5.6              Pre-Closing Arrangements. (a)          Buyers and Seller shall enter into, concurrently herewith, the Transition Services Agreement, the form of which is attached hereto as Exhibit B. Except as set forth in Section 3.21 of the Company Disclosure Schedule or identified by Buyers immediately prior to Closing and set forth on Schedule 1.1(a)(iii) of the Transition Services Agreement, all of the intercompany arrangements between Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand, including those agreements listed in Section 3.21 of the Company Disclosure Schedule, will be terminated immediately prior to the Closing and all intercompany balances previously disclosed to Buyers between Seller and its respective Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any of the Companies or their Subsidiaries, on the other hand, other than as set forth in Section 5.7(k), will be paid in full and settled immediately prior to the Closing; provided, that all intercompany Tax amounts shall be settled in accordance with Article VIII hereof; and provided further that nothing in this Section 5.6(a) is intended to terminate (A) any title insurance agency arrangement, (B) any service agreements with Data Trace with respect to title plants or (C) any other intercompany arrangement or agreement identified on Schedule 1.1(a)(iii) to the Transition Services. Effective as of the Closing, Seller shall cause the Companies and, if applicable, their Subsidiaries to release and forgive Seller and its Affiliates, and to waive and void for all purposes relating to the obligations of Sellers and its Affiliates, the intercompany amounts being assumed pursuant to Section 5.7(k).

(b)	Intentionally Omitted.

(c)              Prior to Closing, Seller shall cause Commonwealth to distribute to Seller all the outstanding shares of Napa Land Title Company, a California corporation (the “Napa Dividend”).

(d)              Notwithstanding any other provisions of this agreement, Buyers are not acquiring any "title plants" (as that term is used in In re Fidelity National Financial, Incorporated, FTC Docket C-3929 (Feb. 17, 2000)) serving any of the California counties of Merced, Napa, San Benito, Tehama, Yolo, or San Luis Obispo, and any such items shall be distributed to Seller prior to the Closing.

(e)             The Transition Services Agreement shall constitute a “Seller Ancillary Document.”

(f)              Prior to the Closing Date, Seller shall take all actions necessary so that each Company Benefit Plan which is a nonqualified deferred compensation plan (including for the avoidance of doubt each LFG Deferred Compensation Plan), and the trust established pursuant to each such Company Benefit Plan, is amended to provide that neither the execution and delivery of the Stock Purchase Agreement nor the consummation of any of the transactions contemplated hereby, either alone or in conjunction with any other event, requires the funding of any such plan or trust.

Section 5.7             Regulatory Matters. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, permits or orders from all third parties and Governmental Entities.

(b)             Each of Buyers and Seller shall, upon request, furnish to the other all information concerning itself (or in the case of Seller, the Companies), its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyers, Seller, the Companies, or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)             In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof (and in any event within 5 business days) and to make, or cause to be made, the filings and authorizations, if any, required under any other Regulatory Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.7 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any other Regulatory Laws as soon as practicable. In furtherance and not in limitation of the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d)             Each of Buyers, on the one hand, and Seller and the Companies, on the other hand, shall, in connection with the efforts referenced in Section 5.7(c) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, permit the other party to review in advance any communication (provided that the parties may redact references to the value of this transaction or alternatives to this transaction) to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(e)             In furtherance and not in limitation of the covenants of the parties contained in Sections 5.7(c) and 5.7(d), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Buyers, on the one hand, and Seller and the Companies, on the other hand, shall use their reasonable best efforts to (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the End Date), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date; provided that neither the Companies nor any of their Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Companies or any of their Affiliates, unless such requirement, condition, understanding, agreement or order is binding on the Companies only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Section 5.7 or elsewhere in this Agreement, Buyers shall not be required to agree to or accept (but in their discretion may agree to or accept), and Seller shall not, and shall not permit the Companies, without the prior written consent of Buyers, to, agree to or accept, unless requested to do so by Buyers (subject to the proviso to the immediately preceding sentence) any condition sought by any Governmental Entity or other person in connection with any consent or approval required to complete or otherwise in connection with the transactions contemplated by this Agreement that (A) seeks to prohibit or limit in any material respect the ownership or operation by the Companies, their Subsidiaries, either Buyer or any of their Affiliates of the business or assets of any of them, or to compel the Companies or either Buyer or any of their Affiliates to dispose of or hold separate any significant portion of their business or assets as a result of the transactions contemplated hereby, (B) seeks to impose limitations on the ability of either Buyer to acquire, hold, or exercise full rights of direct or indirect ownership of the Companies or any of their Subsidiaries, including the right to vote the capital stock of the Companies on all matters properly presented to the shareholders of the Companies and the rights to declare or pay dividends on any capital stock of the Companies or any of their Subsidiaries, (C) seeks to prohibit either Buyer or any of its

Subsidiaries from effectively controlling in any material respect the business or operations of such Buyer, the Companies or any of their respective Subsidiaries and their Affiliates, (D) would individually or in the aggregate reasonably be expected to significantly and adversely affect the benefits, taken as a whole, that either Buyer reasonably expects to derive from the consummation of the transactions contemplated by this Agreement or (E) would individually or in the aggregate reasonably be expected to significantly and adversely affect the business, financial condition or results of operations of the Companies and their Subsidiaries, taken as a whole.

(f)              Subject to Section 5.7(e), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transaction contemplated by this Agreement, or any other agreement contemplated hereby, Seller and Buyers each shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g)             Each of Buyers and Seller and the Companies shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(h)             In furtherance and not in limitation of the covenants of the parties contained in Sections 5.7(a), (d), (e) or (f), with respect to the consents, waivers, approvals, authorizations and permits sought to be obtained from third parties (other than from Governmental Entities) (“Third Party Consents”), the costs paid to any third party with respect to Third Party Consents shall be borne 50% by Seller and 50% by Buyers. To the extent that a party seeking a Third Party Consent is unable to obtain such Third Party Consent for anything necessary, proper or advisable to consummate the transactions contemplated by this Agreement, such party shall obtain acceptable alternative arrangements, with the other party’s participation, cooperation and approval; provided, that the costs paid to any third party with respect to obtaining any acceptable alternative arrangement shall be borne 50% by Seller and 50% by Buyers; provided further, that this obligation shall survive Closing.

(i)             As used in this Agreement, the term “Regulatory Laws” means any Law enacted by any Governmental Entity relating to antitrust matters, insurance, or regulating competition.

(j)             As used in this Agreement, the term “Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Entity.

(k)             Buyers require as a condition to completion of the transactions contemplated hereby that the Nebraska Department of Insurance and, if applicable, the California Department of Insurance and the Final Approval Order confirm that the intercompany receivables on the balance sheets of the Companies continue to be counted as an admitted asset (the “Asset Approval”). In order to accomplish this result, at the Closing, pursuant to an assumption agreement in a form mutually agreed, FNF will assume the obligation with respect to the intercompany receivables due from Seller or its Subsidiaries to LTIC, UCTIC and to Commonwealth, which intercompany receivables are, in each case, set forth on Section 5.7(k) of the Company Disclosure Schedule. Seller covenants that the amount of such intercompany receivables at Closing shall not exceed the amount set forth on such Section 5.7 of the Company Disclosure Schedule. Seller shall not, and shall not cause its Subsidiaries to, take actions for the purpose of increasing the amount of the intercompany receivables, and any inflows and outflows among Seller, the Companies and their respective Subsidiaries shall be effected in the ordinary course of business.

Section 5.8             Employees.

(a)              For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under each employee benefit plan maintained by Buyers or any of their Subsidiaries, Buyers shall cause such employee benefit plan to recognize the service of each employee who is actively employed by the Companies and their Subsidiaries on the Closing Date (collectively, the “Covered Employees”) to the same extent such service was recognized immediately prior to the Closing Date under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Closing Date; provided that the foregoing shall not apply with respect to benefit accrual under defined benefit pension plans or to the extent such operation would result in a duplication of benefits for a Covered Employee with respect to the same period of service or to the extent such period of service is not recognized under the applicable Buyer employee benefit plan for its similarly situated employees. In addition, and without limiting the generality of the foregoing, (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans maintained by Buyers or any of their Subsidiaries to the extent coverage under such plans is comparable to, and a replacement for, a Company Benefit Plan in which such Covered Employee participated immediately before the consummation of the transactions contemplated by this Agreement, and (ii) with respect to any health, dental, vision or other welfare plans of Buyers or any of their Subsidiaries (other than the Companies and their Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Buyers shall use their reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Buyer or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Closing Date, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the plan year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Buyers or any of their Subsidiaries.

(b)             The Covered Employees shall remain covered through the date that is 60 days after Closing Date (or a shorter period after the Closing Date, at Buyers’ option) under the Seller’s health and welfare plans that provided health, dental and vision benefits to such Covered Employees immediately prior to the Closing Date (the “LFG Health Plans”) (the date through which the Covered Employees remain covered by the LFG Health Plans, the “Coverage Cut-Off Date”), immediately following which the Covered Employees shall be covered by the health and welfare plans maintained by Buyers and their Subsidiaries pursuant to Section 5.8(a) of this Agreement. Buyers shall cause the Companies to pay to Seller the amount of covered health, dental and vision claims incurred by the Covered Employees through the Coverage Cut-Off Date to the extent such claims are not paid as of the Closing Date, less Covered Employee premiums actually paid to Seller on and after the Closing Date or paid to Buyers or the Companies and transferred to Seller on and after the Closing Date. In no event shall the operation of this Section 5.8(b) result in duplication of payments in respect of an obligation under this Section 5.8(b).

(c)             Effective as of the Closing Date, FNF or its designee (which shall be one of the Companies or another wholly-owned subsidiary of FNF) shall assume sponsorship of, and all obligations under, the Company Benefit Plans set forth on Section 5.8(c) of the Company Disclosure Schedule (the “LFG Deferred Compensation Plans”). Prior to the Closing Date, Seller and FNF shall take any and all actions required such that, effective as of the Closing, FNF or its designee (which shall be one of the Companies or another wholly-owned subsidiary of FNF) shall (i) (A) assume sponsorship of, and all obligations under, the LFG Deferred Compensation Plans, and (B) discharge all obligations under such LFG Deferred Compensation Plans, (ii) be the grantor and the ''Company'' under each rabbi trust (the “Rabbi Trusts”) established in connection with the LFG Deferred Compensation Plans of which Seller is the current grantor, such that the assets in the Rabbi Trusts will be available for the payment of benefits under the LFG Deferred Compensation Plans, and (iii) be the owner of all corporate owned life insurance policies purchased as a funding source for the LFG Deferred Compensation Plans.

(d)             At or prior to Closing, Seller shall vest, or cause to be vested, each Covered Employee in all Company Benefit Plans which are not Assumed Plans, including but not limited to any equity awards.

(e)              Notwithstanding any provision in any agreement by and between Seller or any of its Affiliates and Buyers or any of their Affiliates, each Buyer or any of its Affiliates may make offers of employment on such terms as it shall determine to be effective on or after the Closing Date to any employees of Seller and its Affiliates which employees primarily provide services to the Companies or any of their Subsidiaries, including, but not limited to, the seven personnel currently managing the Dallas Data Center facility located at 2201 W Plano Parkway, Plano, Texas. Further, Buyers may assume the real estate and equipment leases in respect of the foregoing facility dedicated to serving the Company, subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court.

(f)              From and after the Closing Date, (i) Buyers or their Affiliates shall (x) assume, or cause the Companies to continue, as the case may be, sponsorship of, and all liabilities under, each Assumed Plan and (y) assume or discharge all obligations under such Assumed Plans as of the Closing Date and (ii) Buyers shall, or shall cause their Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof (i) with the prior written consent of Buyers or (ii) as permitted pursuant to Section 5.2(c) of this Agreement, each Assumed Plan.

(g)              Nothing in this Section 5.8 shall be construed to limit the right of Buyers or any of their Subsidiaries (including, following the Closing Date, the Companies and their Subsidiaries) to amend or terminate any Assumed Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.8 be construed to prohibit the Buyers or any of their Subsidiaries (including, following the Closing Date, the Companies and their Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.

(h)               Without limiting the generality of Section 10.8, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

(i)              From and after the date hereof, notwithstanding any other provision of this Agreement, in no event shall the Companies or their Subsidiaries indemnify or reimburse Seller or any of its Subsidiaries or Affiliates (other than the Companies or their Subsidiaries) in respect of any severance or change of control benefits payable by Seller or any such Subsidiaries and Affiliates (other than benefits payable by the Companies and their Subsidiaries, with respect to which Seller and its Subsidiaries shall not be responsible), under any existing cost-reimbursement arrangement or otherwise. For purposes of this provision, Seller’s Subsidiaries shall not include the Companies and its Subsidiaries.

(j)              Notwithstanding anything to the contrary in the Confidentiality Agreement or otherwise, following the date hereof Buyers and their Affiliates shall be permitted to discuss with (i) employees of the Companies and their Subsidiaries their continued employment with the Companies and their Subsidiaries or with Buyers or their other Affiliates following the Closing, (ii) with agents their continued roles with the Companies and their Subsidiaries or with Buyers or their other Affiliates following the Closing, and (ii) with customers the transactions contemplated hereby, and in each case to provide them assurances with respect thereto; provided, that this provision will not allow Buyers or their Affiliates to hire any such employee unless and until the Closing occurs.

(k)              Seller shall cause the enrolled actuary (the “Plan Actuary”) for the LandAmerica Cash Balance Plan (the “Cash Balance Plan”) to calculate the benefit obligation under the Cash Balance Plan as of a date not more than five business days prior to the Closing Date (such date, the “Calculation Date”), such benefit obligation to be the sum of (i) the amount of the cash balance account as of the Calculation Date in respect of each Cash Balance Plan participant who is, on the Calculation Date, or could be following the Calculation Date, entitled to receive Cash Balance Plan benefits in the form of a lump sum, plus (ii) the aggregate benefit obligation in respect of all Cash Balance Plan participants not described in the preceding clause (i), computed on an accounting (ongoing) basis (not on a termination basis) using the same methodology utilized to determine the “benefit obligation at end of year” in Seller’s Form 10-K for the year ended December 31, 2007; provided that the interest rate used to make such calculation shall be the prevailing interest rate used by Mercer (the Cash Balance Plan’s enrolled actuary) as of the Calculation Date to compute benefit obligations of defined benefit plans of its clients generally (the amount of such benefit obligation calculated hereunder, the “Current Benefit Obligation”). In the event that the Current Benefit Obligation exceeds the market value of the LandAmerica Cash Balance Plan’s assets on the Calculation Date (such excess, if any, the “Funding Amount”), upon the Closing, Seller shall contribute to the LandAmerica Cash Balance Plan from the Purchase Price proceeds an amount equal to the Funding Amount. In such event, Buyers shall be entitled to fund these amounts on behalf of Seller directly to the Cash Balance Plan from the Purchase Price. For the avoidance of doubt, the Chapter 11 Court Order shall require such funding, if any, on the part of Seller. In addition, Seller agrees that, prior to the Closing, it shall not take action or initiate any proceeding to terminate the Cash Balance Plan.

Section 5.9             Certain Transfers and Licenses.

(a)             Rights in Certain Trademarks and Contracts. Prior to or at the Closing or as promptly as practicable thereafter, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, Seller shall transfer or assign, or cause to be transferred or assigned to the Companies and their Subsidiaries (i) all Intellectual Property owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) that is used solely in the businesses of the Companies and their Subsidiaries, (ii) all rights in and to the name “Commonwealth,” “United Title,” “Lawyers Title” and any of the names and trademarks set forth on Section 5.9(a)(ii) of the Company Disclosure Schedule owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries), (iii) each contract, arrangement, commitment or understanding to which Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) is a party that relates to the use of Intellectual Property solely in connection with the businesses of the Companies and their Subsidiaries; and (iv) any contract, arrangement, commitment or understanding set forth on Section 5.9(a)(iv) of the Company Disclosure Schedule. Such transfers shall be at no additional cost to Buyer, the Companies or their respective Subsidiaries and Affiliates. For the avoidance of doubt, none of the Intellectual Property set forth on Section 5.9(a)(v) of the Company Disclosure Schedule nor rights in the words “LandAmerica” nor derivatives thereof nor the LandAmerica logo nor derivatives thereof shall be transferred or assigned to the Companies or their Subsidiaries.

(b)             License to Certain Trademarks. Effective as of the Closing Date, Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), shall grant to the Companies and their Subsidiaries (each a “Company Licensed Party” and together the “Company Licensed Parties”) a worldwide, royalty-free, fully paid up, non-exclusive, sublicenseable to Affiliates of Buyers (on multiple levels), non-transferable (except as set forth herein) right and license to use all Trademarks owned by Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) and used in the businesses of the Companies and their Subsidiaries as of the date hereof, including those on Section 5.9(a)(v) of the Company Disclosure Schedule (“Seller Trademarks”) on any materials that prior to Closing included any Seller Trademarks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”) in connection with the respective businesses of a Company Licensed Party for (x) a period of 180 days following the Closing Date for such Materials that do not require approvals from any Governmental Entity to be modified; and (y) the period of time following the Closing

Date until 180 days after all applicable Governmental Entities have granted the Licensed Parties approval to modify Materials that require such approvals to be modified; provided, that the applicable Company Licensed Party use commercially reasonable efforts to obtain such approvals from the applicable Governmental Entities as promptly as possible after the Closing Date. Subject to applicable Law, the Company Licensed Parties' use of the Seller Trademarks during the applicable term as set forth in this Section 5.9(b) shall be only with Seller's prior written consent (which consent is deemed given for all uses of the Seller Trademarks as they are used in the businesses of the Companies and their Subsidiaries as of the date hereof). No Company Licensed Party shall be required to remove or replace any Seller Trademarks from any Materials that were distributed prior to Closing or during the term of the license set forth in this Section 5.9(b).

(c)             License to Certain Owned Intellectual Property. Effective as of the Closing Date, Seller and its Subsidiaries and Affiliates (other than the Companies and their Subsidiaries), shall grant to the Company Licensed Parties a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable to Affiliates of Buyers(on multiple levels) right and license, in and to all Intellectual Property owned by Seller and its Affiliates immediately following the Closing Date (other than Seller Trademarks), that is or was used in or in connection with any of the respective businesses of the Company Licensed Parties and that is embedded in the systems or Intellectual Property of the Companies or their Subsidiaries, for use in and in connection with the respective businesses of such Company Licensed Parties. The foregoing license shall be fully transferable, but only in connection with the sale of such systems or Intellectual Property of the Companies.

Section 5.10             Possible Transfer of Certain Assets.

(a)              Southland Assets. The parties acknowledge that it may be economically efficient and optimal if the assets owned by Seller or its Affiliates or Subsidiaries known as ''Southland'' (the ''Southland Assets'') were joined with the businesses conducted and assets owned by the Companies and their Subsidiaries. Accordingly, on or before the Closing, Seller shall provide Buyers with a detailed description of the Southland Assets. At the sole election of Buyers, the parties shall negotiate to provide for the transfer or assignment (by Seller or its applicable Affiliates) of the Southland Assets (and the assumption of the related liabilities) to Buyers or one of their Subsidiaries or Affiliates, as directed by Buyers, for consideration to be mutually agreed. The parties will act in good faith to determine if Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) or both of the Transition Services Agreement should be modified to include any Corporate Services (as defined in the Transition Services Agreement) necessary to support the Southland Assets and, if so, amend the applicable schedules thereto and provide the necessary Corporate Services in accordance with the Transition Services Agreement. The foregoing shall be subject to receipt of any necessary approval by the Chapter 11 Court.

(b)              Other Assets. The parties acknowledge that it may be economically efficient and optimal if certain other businesses owned by Seller or its Affiliates or Subsidiaries (other than the Companies and their Subsidiaries) that are tangential (but integral) to the title business (e.g., production resources and claims services) (the “Other Assets”) were joined with the businesses conducted and assets owned by the Companies and their Subsidiaries. Accordingly, on or before the Closing, Seller shall provide Buyers with a detailed description of the Other Assets. At the sole election of Buyers, the parties shall negotiate to provide for the transfer or assignment (by Seller or its applicable Affiliates) of the Other Assets (and the assumption of the related liabilities) to the Companies, Buyers or one of its or their Subsidiaries or Affiliates, as directed by Buyers, for consideration to be mutually agreed. The parties will act in good faith to determine if Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) or both of the Transition Services Agreement should be modified to include any Corporate Services necessary to support the Other Assets and, if so, amend the applicable schedules thereto and provide the necessary Corporate Services in accordance with the Transition Services Agreement. The foregoing shall be subject to receipt of any necessary approval by the Chapter 11 Court.

(c)             Transfer of Certain Software. On or before the conclusion of the term of the Transition Services Agreement, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, at Buyers’ option and in Buyers’ sole discretion, Seller shall transfer or assign (or cause to be transferred and assigned) to the Buyers or the Companies or their Subsidiaries any third party software licenses or any hardware owned by or licensed to Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) that is primarily used in the operation of the businesses by Companies or their Subsidiaries; to the extent that there are any costs payable to a third party to consent to such transfer or assignment, such costs shall be borne by Buyers. Such transfers or assignments, with respect to Seller or its Subsidiaries or Affiliates, shall be at no additional costs to Buyers, the Companies or their Subsidiaries. With respect to third party software licenses or hardware that is primarily used by Seller or its Subsidiaries or Affiliates in the operation of their businesses and that is also used in the operation of the businesses of the Companies and their Subsidiaries, Seller will notify Buyers as promptly as practicable after the date of this Agreement and the parties shall work together to determine whether the parties can continue to jointly use such software and hardware upon Closing; if such software or hardware cannot be jointly used upon Closing, then, at Buyers’ sole option and in Buyers’ sole discretion, the parties shall obtain alternative sources therefor as of the Closing or Seller shall provide such software or hardware as a Transition Services Agreement, subject to Section 5.7(h) of this Agreement. Notwithstanding the foregoing, it is the stated intention of the parties that Buyers or the Companies or their Subsidiaries shall obtain, either by transfer or assignment from Seller or its Subsidiaries or Affiliates or from other sources acceptable to Buyers in their sole discretion, all third party software licenses or any hardware that are primarily used in the operation of the businesses by the Companies and their Subsidiaries or that are material to the operation of the businesses of the Companies and their Subsidiaries.

(d)             Transfer of Other Agreements. On or before the conclusion of the term of the Transition Services Agreement, and subject to the receipt of any third party waiver, consent or approval and subject to any required approval by the Chapter 11 Court, at Buyers’ option and in Buyers’ sole discretion, Seller shall transfer or assign (or cause to be transferred and assigned) to Buyers or its Subsidiaries or Affiliates any third party agreement or third party service other than those subject to Section 5.10(c) (including, by way of example, agency agreements, if any) entered into or received by Seller or its Subsidiaries or Affiliates that is primarily used in the operation of the businesses by the Companies and their Subsidiaries; to the extent that there are any costs payable to a third party to consent to such transfer or assignment, such costs shall be borne by Buyers. With respect to any agreement or third party service that is primarily used by Seller or its Subsidiaries or Affiliates in the operation of their businesses that is also used in the operation of the businesses of the Companies and their Subsidiaries, Seller will notify Buyers as promptly as practicable after the date of this Agreement and the parties shall work together to determine whether the Parties can continue to jointly use such agreement or third party service upon Closing; if such agreement or third party service cannot be jointly used upon Closing, then, at Buyers’ sole option and in Buyers’ sole discretion, the parties shall obtain alternative sources therefor as of Closing or Seller shall provide the benefits of such agreement or such third party service as a Transition Service, subject to Section 5.7(h) of this Agreement. Notwithstanding the foregoing, it is the stated intention of the parties that Buyers or the Companies or their Subsidiaries shall obtain, either by transfer or assignment from Seller or its Subsidiaries or Affiliates or from other sources acceptable to Buyers in their sole discretion, all third agreements and third party services that are primarily used in the operation of the businesses by the Companies and their Subsidiaries or that are material to the operation of the businesses of the Companies and their Subsidiaries.

Section 5.11             Certain Bankruptcy Provisions.

(a)              Within one day after execution and delivery hereof, Seller shall file a petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Eastern District of Virginia or such other forum as Buyers may agree (the “Chapter 11 Court”). Seller shall use its reasonable best efforts to obtain the entry of an order, in form and substance reasonably acceptable to the Buyers, approving the sale of the Shares to Buyers pursuant to the terms of this Agreement and the consummation of the other transactions contemplated hereby (other than any transfers or assignments of assets or agreements contemplated to occur after the Closing or the sale of the Southland Assets and the Other Assets) (the “Chapter 11 Court Order”) as promptly as possible following the filing of Seller’s bankruptcy petition. Seller shall schedule its first hearing date before the Chapter 11 Court as promptly as practicable, and at such hearing shall request that the hearing to issue the Chapter 11 Court Order be held as soon as reasonably practicable thereafter.

(b)             Buyers shall have the right to appoint a restructuring consultant (the “Buyer Consultant”), at its own expense, to observe the operations of the Companies and their Subsidiaries from the date hereof until the Closing Date. Without limiting Section 5.4, so long as such access does not significantly interfere with the operation of the business of the Companies and their Subsidiaries, the Buyer Consultant shall have: (i) access to the books and records and all other documents and information concerning the Companies and their Subsidiaries and their respective businesses; (ii) access to and be entitled to work at any of the offices or facilities at which the Companies and their Subsidiaries currently operates; and (iii) access to the employees (including senior management) of the Companies and their Subsidiaries.

(c)             Bankruptcy Court Motions. To the extent reasonably practical, Seller will provide Buyers with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Seller (including forms of orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Court or the Rehabilitation Court.

(d)              Seller shall not, and shall not permit its Affiliates to, directly or indirectly, engage in discussions or negotiations with any Person relating to any sale or potential sale of the Companies, or any of them or their assets, unless any such Person first enters into a confidentiality agreement (including provisions regarding the solicitation and hiring of employees) that is at least as protective of the Companies as the Confidentiality Agreement. In addition, Seller shall not, and shall not permit its Affiliates, to provide any confidential or non-public information or materials to any such other Person unless such information or materials are substantially simultaneously provided to Buyers.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1              Conditions to Each Party’s Obligation. The respective obligations of the parties to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)              No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of any of the transactions contemplated by this Agreement shall be in effect.

(b)             HSR Act; Regulatory Approvals. The Rehabilitation Court shall have entered the Final Approval Order; the NAPA Dividend shall have occurred; the waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and all Regulatory Approvals required to complete the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired or been terminated; and any conditions imposed in connection with any of the foregoing, individually or in the aggregate, shall not have any effect set forth in the last sentence of Section 5.7(e), unless consented to by each Buyer in its sole discretion.

Section 6.2              Conditions to Obligations of Buyers. The obligation of each Buyer to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by each Buyer, at or prior to the Closing Date, of the following conditions:

(a)               Representations and Warranties. Subject to the standard set forth in Section 10.1, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Buyers shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to the foregoing effect.

(b)              Performance of Obligations of Seller. Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Buyers shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or the Chief Financial Officer of Seller to such effect.

(c)              No Material Adverse Effect. Except for the expected issuance of the rehabilitation order with respect to the Companies and the Chapter 11 proceedings contemplated herein, including the underlying causes of such order and proceedings, or as Publicly Disclosed, since December 31, 2007, there shall not have been any event or condition which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Companies, subject to and qualified by the preamble to Article III.

(d)             Ancillary Documents. Each of the Ancillary Documents shall have been executed and delivered by Seller and the Companies and shall be in full force and effect, and Seller and the Companies shall have complied with all obligations therein required to be complied with by them at or prior to the Closing.

(e)              Certain Approvals and Events. The Asset Approval shall have been granted on terms reasonably acceptable to Buyers; the Form E Exemption Findings shall have been sent; and any conditions imposed in connection with any of the foregoing, individually or in the aggregate, shall not have any effect set forth in the last sentence of Section 5.7(e), unless consented to by each Buyer in its sole discretion.

(f)             Amended Plans. Seller shall have taken all actions necessary so that each Company Benefit Plan and the trust established pursuant to each such Company Benefit Plan is amended to provide that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, require the funding of any such plan or trust.

(g)              Chapter 11 Court Order. Seller shall have obtained the entry of a final, non-appealable Chapter 11 Court Order (i.e., a final and enforceable order as to which the time for taking an appeal has expired).

Section 6.3              Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the satisfaction or waiver by Seller at or prior to the Closing Date of the following conditions:

(a)             Representations and Warranties. Subject to the standard set forth in Section 10.1, the representations and warranties of Buyers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Seller shall have received a certificate signed on behalf of each Buyer by the Chief Executive Officer or the Chief Financial Officer of such Buyer to the foregoing effect.

(b)              Performance of Obligations of Buyers. Each Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of such Buyer by the Chief Executive Officer or the Chief Financial Officer of such Buyer to such effect.

ARTICLE VII

TERMINATION

Section 7.1             Termination. (a) This Agreement may be terminated on or prior to the Closing Date only as follows:

(i)	by mutual written consent of Buyers and Seller;

(ii)        by either Seller or Buyers, if any Governmental Entity that must grant a Regulatory Approval to complete the transactions contemplated hereby has denied approval thereof and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(iii)        by either Seller or Buyers, if the Closing Date shall not have occurred on or before the day that is 120 days after the date of this Agreement (the “End Date”); provided, that in the event that as of the End Date, any condition set forth in Section 6.1 or in Section 6.2 has not been satisfied, the Termination Date may be extended from time to time by Buyers one or more times to a date not beyond three months from the End Date (such later date, the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this section shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(iv)        by either Seller or Buyers (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyers, or Buyers, in the case of a termination by Seller, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2 or 6.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

(v)        by Buyers if the Rehabilitation Court or any insurance regulatory authority imposes any material limits on the ability of the Companies to issue policies to the extent they were permitted to do so prior to November 24, 2008 or otherwise on their ability to operate their business in the ordinary course in a manner materially adverse to Buyers.

(b)             The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 7.2              Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 7.1, all obligations of the parties hereto under this Agreement shall terminate and this Agreement shall become null and avoid and of no further force and effect, except (a) for the provisions of Section 5.4(b), this Section 7.2 and Sections 10.2, 10.3, 10.5 and 10.6 and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1              Seller’s Responsibility for Taxes. Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for and shall bear and pay, reimburse, indemnify and hold harmless Buyers and their Affiliates (including the Companies and all of their Subsidiaries) for, from and against any and all liabilities for Taxes (or payments in respect of Taxes) that arise out of, relate to or are attributable to (a) Taxes imposed on, allocated to or incurred or payable by the Companies or any of their Subsidiaries for any Pre-Closing Tax Year (b) any Taxes imposed under Treasury Regulation Section 1.1502-6(a) (or under any similar provision of Law) with respect to a consolidated, combined, unitary, affiliated or other Tax group that included the Companies or any of their Subsidiaries in a Pre-Closing Tax Year, (c) Taxes with respect to the transactions contemplated by this Agreement; (d) breaches or inaccuracies of the representations and warranties or the covenants set forth in this Agreement that relate to Tax matters; (e) any and all Taxes of any person imposed on either of the Companies or any of their Subsidiaries as a transferee or successor, by contract, or otherwise; and (f) any reasonable fees and expenses (including attorney’s, accountant’s and other professional’s fees) incurred in connection with any claim, investigation, review, proceeding, negotiation or matter related thereto; provided, however, that any indemnification under this Section 8.1 shall be limited to the Escrow Funds.

Section 8.2              Straddle Periods. In the case of Taxes (other than Taxes (including Transfer Taxes) arising out of, related to or attributable to the transactions contemplated by this Agreement which shall be for Seller’s account in all cases) that are payable with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on and including the Closing Date shall be:

(a)             in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on and included the Closing Date (an interim closing of the books);

(b)             in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies or any of their Subsidiaries, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(c)             in the case of Taxes based upon gross premiums deemed equal to the amount that would be payable with respect to the premiums written as of the Closing Date.

Section 8.3             Indemnification Procedures. Any claim for indemnification under Section 8.1 shall be made in accordance with procedures set forth in Section 9.6 of this Agreement.

Section 8.4             Tax Returns.

(a)              Seller shall prepare and timely file or cause to be prepared and timely filed:

(i)        all income Tax Returns for the Companies and their Subsidiaries for all Pre-Closing Tax Periods that are filed on a consolidated, combined, or unitary basis, regardless of when such Tax Returns are required to be filed. Such Tax Returns, as they relate to the Companies or any of their Subsidiaries, shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Buyers; and

(ii)        all other Tax Returns for the Companies and their Subsidiaries for Tax periods that end before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any valid extensions). Such Tax Returns shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Buyers.

(b)             Buyers shall prepare and timely file, or cause to be prepared and timely filed, Tax Returns for the Companies and their Subsidiaries for Tax periods that end on or before the Closing Date that are not described in Section 8.4(a) and not filed on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.

(c)             Buyers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Companies and their Subsidiaries for all Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable Law or as would not have a material adverse impact on Seller.

(d)             Buyers shall prepare and timely file, or cause the Companies and their Subsidiaries to prepare and timely file, all Tax Returns required to be filed by or with respect to the Companies and their Subsidiaries for any Tax period beginning after the Closing Date.

(e)              Seller shall not enter into any settlement or compromise related to any Taxes which settlement or compromise could have a material adverse impact on the Companies, their Subsidiaries, Buyers or any of their Affiliates without obtaining prior written consent of Buyers, which consent shall not be unreasonably withheld.

Section 8.5              Cooperation and Exchange of Information. Buyers and Seller shall, and shall cause their respective Affiliates to, provide each other with such cooperation and information as either of them or their respective Affiliates reasonably may request of the other in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, determining the amount of any loss or credit attributable to any of the Companies or their Subsidiaries, or participating in or conducting any Tax audit, examination, assessment or proceeding (''Tax Contest''). Such cooperation and information shall include, to the extent reasonably requested, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each party and its Affiliates shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Buyers and Seller shall, and shall cause its respective Affiliates to, retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies and their Subsidiaries for each Tax period first ending after the Closing Date and for all prior years until the later of (i) the expiration of the statute of limitations of the years to which such Tax Returns and other documents relate, without regard to extension except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.5 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest or as otherwise may be required by Law, regulation, or the rules of any stock exchange.

Section 8.6             Tax Sharing. All intercompany balances due with respect to any and all existing Tax Sharing Agreements will be paid in full and settled immediately before the Closing Date. For purposes of this Section 8.6, to the extent it relates to federal income Taxes, the amount shown on line 16.1 of the statement of assets in LTIC's quarterly Statutory Statement for the fiscal quarter ended September 30, 2008 filed with the Insurance Department of the State of Nebraska shall be treated as due. As of the Closing Date, and thereafter, neither Seller, nor any Company, nor any of their Subsidiaries shall have any continuing liability or rights with respect to each other under any such agreement.

Section 8.7             Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne 50% by Buyers and 50% by Seller from the Purchase Price. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Buyers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.8              Section 338 Elections.                The parties shall, unless prohibited by Law or not legally available in view of the structure of the Stock Purchase Agreement, mutually consider at the request of Buyers, making a timely, or causing the appropriate Affiliate to timely make, joint elections (collectively, the ''Section 338(h)(10) Election'') with respect to the purchase of the stock of any of the Companies or their Subsidiaries under (i) Section 338(h)(10) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where either Company or their Subsidiaries currently files income Tax Returns. In such event, Buyers and Seller shall report (or shall cause an appropriate Affiliate to report), in connection with the determination of Taxes, the purchase of the stock of the Companies in a manner consistent with the Section 338(h)(10) Election.

Section 8.9             Miscellaneous. (a) Seller and Buyers agree to treat all payments made by either of them to or for the benefit of the other under the indemnity provisions of this Agreement as adjustments to the Purchase Price.

(b)              Notwithstanding any provision in this Agreement to the contrary, the obligations of the parties set forth in this Article VIII and the representations and warranties set forth in Section 3.10, shall be unconditional and absolute and shall not be subject to any restrictions or limitations and shall remain in effect until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, any breach of representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.

(c)              For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty set forth in Section 3.10 shall be determined without regard to any materiality, “Material Adverse Effect” or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.

ARTICLE IX

INDEMNIFICATION

Section 9.1              Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of representation or warranty or any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if the indemnified party shall have given to the indemnifying party notice of the inaccuracy or breach or other matter giving rise to such right of indemnity prior to such time.

Section 9.2             Indemnification by Seller. Seller shall defend, indemnify and hold harmless each of Buyer, its Affiliates, and, after the Closing, the Companies and their Subsidiaries, and their respective officers, directors, employees, agents, advisors and other Representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all damage, loss, liability and expense (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’, accountants’ and other professionals’ fees and expenses in connection with any litigation and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value), whether or not involving a Third Party Claim (collectively, “Losses”), resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Seller or any Affiliate or the Companies in this Agreement or any Ancillary Document, (b) any failure of Seller or any Affiliate or, prior to the Closing Date, the Companies or any of their Subsidiaries, to perform any covenant or agreement under this Agreement or any Ancillary Document and (c) all litigation or arbitration (i) brought by stockholders or creditors of Seller arising out of the transactions contemplated by this Agreement (other than any legal fees or expenses incurred in connection with the motion seeking approval of the Chapter 11 Court Order or the entry thereof or opposing objections thereto) or (ii) related to the businesses, operations or conduct of Seller and its Subsidiaries and Affiliates (other than the businesses, operations or conduct of the Companies and their Subsidiaries).

Section 9.3             Indemnification by Buyers. Buyers shall jointly and severally defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers and representatives (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnities for, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty of Buyers in this Agreement or any Ancillary Document, (b) any failure of Buyers to perform any covenant or agreement under this Agreement or any Ancillary Document and (c) all litigation or arbitration related to the businesses, operations or conduct of the Companies and their Subsidiaries.

Section 9.4              Certain Limitations. (a) After the Closing, Seller shall not be required to indemnify the Buyer Indemnitees (i) for Losses under Section 9.2(a) until the aggregate amount of all such Losses exceeds $1,000,000 (the “Basket”), in which event Seller shall be responsible for the entire amount of such Losses, or (ii) for Losses in the aggregate in excess of the Escrow Funds.

(b)             Any Buyer Indemnitee shall only be indemnified to the extent of funds available in the Escrow Funds, it being understood that such Escrow Funds shall be the sole and exclusive source of recovery and remedy of any Buyer Indemnitee with respect to any claim for indemnification under Section 9.2.

(c)             Buyers shall not be required to indemnify the Seller Indemnitees (i) for Losses under Section 9.3(a) until the aggregate amount of all such Losses exceeds the Basket, in which event Buyers shall be responsible for the entire amount of such Losses, or (ii) for Losses in the aggregate in excess of $10,000,000.

(d)              For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any knowledge, materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

(e)             The representations, warranties and covenants of Seller and Buyers’ rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of either Buyer (including by any of its advisors, consultants or Representatives) or by reason of the fact that either Buyer or any of such advisors, consultants or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Buyers’ waiver of any condition set forth in Article VI.

(f)             Except as provided in Section 10.9 and Article VIII, the indemnity provided for in this Article IX shall be the sole and exclusive remedy of the Buyer Indemnitees or the Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of Seller or Buyers, as applicable, in this Agreement or any other breach hereof. Seller hereby waives and acknowledges and agrees that Seller shall not have and shall not attempt to exercise or assert any right of contribution or indemnity or any other claim whatsoever against the Companies or their Subsidiaries, or any Representative of the foregoing, in connection with any matter with respect to which indemnity is sought from Seller under this Agreement.

Section 9.5             Tax Indemnification. Anything in this Article IX to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification relating to Tax matters (including indemnification for breach of the representations and warranties of Section 3.10) shall be governed exclusively by Article VIII.

Section 9.6             Third Party Claim Procedures. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim, provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to be given notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability and wrongdoing with respect to such Third Party Claim. Seller and Buyers shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

ARTICLE X

MISCELLANEOUS

Section 10.1              Standard. No representation or warranty of Seller contained in Article III or of Buyers contained in Article IV shall be deemed untrue, inaccurate or incorrect for purposes of Section 6.2(a) or 6.3(a) of this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for such purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyers, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Companies or Buyers, respectively (disregarding for purposes of this Section 10.1 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, (i) the representations and warranties contained in Section 3.2(a) shall be deemed untrue and incorrect if not true and correct in all respects other than to a de minimis extent (relative to Section 3.2(a), taken as a whole) and (ii) the representations and warranties contained in Sections 3.2(b), 3.3(a), 3.3(b), 3.3(c)(i), 3.7, 3.20, and 3.21 shall be deemed untrue and incorrect if not true and correct in all material respects.

Section 10.2              Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with answer-back confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Seller, to:

LandAmerica Financial Group, Inc.

5600 Cox Road

Glen Allen, VA 23060

Attention: Executive Vice President, Chief Legal Officer
Fax: (804) 267-8827

with a copy to:

Wilkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Paul Shaloub and Rachel Strickland

Fax: (212) 728-8111

(b)	if to Buyers, to:

Chicago Title Insurance Company

Fidelity National Title Insurance Company

c/o Fidelity National Financial, Inc.

4050 Calle Real, Suite 210

Santa Barbara, CA 93110

Attention: Executive Vice President, Legal

Fax: (805) 696-7831

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Robert S. Rachofsky

Fax: (212) 259-6333

Any party may change the address to which notices, claims, demands and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

Section 10.3             Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to the “transactions contemplated by this Agreement” and similar expressions include the transactions contemplated by the Ancillary Documents. The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not to any particular provisions of this Agreement. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The Company Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 10.4              Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart. Either party may deliver its signed counterpart of this Agreement to the other party by means of facsimile or any other electronic medium, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 10.5             Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 10.6             Governing Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chapter 11 Court. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.7              Publicity. Neither Seller nor Buyers shall, and neither Seller nor Buyers shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyers, in the case of a proposed announcement or statement by Seller, or Seller, in the case of a proposed announcement or statement by Buyers; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

Section 10.8             Assignment; Third Party Beneficiaries. (a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (other than by either Buyer by operation of law in a merger of such Buyer) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

(b)             The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.9              Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chapter 11 Court, in addition to any other remedy to which they are entitled at law or in equity.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

LANDAMERICA FINANCIAL GROUP, INC.

By:____________________________________
Name:__________________________________
Title:___________________________________

CHICAGO TITLE INSURANCE COMPANY

By:____________________________________
Name:__________________________________
Title:___________________________________

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:____________________________________
Name:__________________________________
Title:___________________________________

FIDELITY NATIONAL FINANCIAL, INC.,

solely for the limited purposes set forth in Sections 5.7(k) and 5.8(c) hereof

By:____________________________________
Name:__________________________________
Title:___________________________________

[Signature Page to Stock Purchase Agreement]

Exhibit A

ESCROW AGREEMENT

This ESCROW AGREEMENT, dated as of ___________, 2008 (the “Escrow Agreement”), is entered into by LANDAMERICA FINANCIAL GROUP, INC., a Virginia corporation (“Seller”), FIDELITY NATIONAL TITLE INSURANCE COMPANY, an insurance company organized under the laws of the State of California (“FNTIC”), CHICAGO TITLE INSURANCE COMPANY, an insurance company organized under the laws of the State of Nebraska (“CTIC,” and with FNTIC, “Buyers”) and ________________ (the “Escrow Agent” and, together, with Seller and Buyers, the “Parties” and each a “Party”).

Seller and Buyers are parties to the Stock Purchase Agreement, dated as of ______________, 2008 (the “Stock Purchase Agreement”), pursuant to which Seller is concurrently with the execution and delivery of this Escrow Agreement (i) selling to CTIC all of the Commonwealth Shares and (ii) selling to FNTIC all of the LTIC Shares and all of the UCTIC Shares. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

The Stock Purchase Agreement requires as a condition to the sale of the Shares that Seller, Buyers and Escrow Agent enter into this Escrow Agreement and that Buyers deliver the Indemnification Holdback Amount (as defined below) to the Escrow Agent in order to secure Seller’s indemnification obligations to Buyer Indemnitees under the terms and subject to the conditions of the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Appointment and Agreement of Escrow Agent. Buyers and Seller hereby appoint the Escrow Agent to serve as, and the Escrow Agent hereby agrees to perform the duties of, escrow agent under this Escrow Agreement. This Escrow Agreement shall be administered at, and the Escrowed Funds (as defined below) held in, New York, New York, by the [name of department] of the Escrow Agent.

2.            Deposit of Indemnification Holdback Amount. The Escrow Agent acknowledges receipt of an amount in cash equal to $10,000,000.00 (the “Indemnification Holdback Amount”; the Indemnification Holdback Amount and all interest thereon, as reduced from time to time in accordance with the terms of this Escrow Agreement, the “Escrowed Funds”), such Indemnification Holdback Amount representing a portion of the Purchase Price for the Shares.

3.            Liabilities Covered. This Escrow Agreement has been executed and the deposit of the Indemnification Holdback Amount has been made for the purpose of securing, to the extent of the Indemnification Holdback Amount, the obligations of Seller under Sections 8.1 and 9.2 of the Stock Purchase Agreement to indemnify and hold the Buyer Indemnitees harmless against any and all indemnifiable Losses and Taxes and any other amounts payable from the Escrowed Funds (each a “Covered Loss” and, collectively, the “Covered Losses”) in accordance with the terms and subject to the conditions of the Stock Purchase Agreement.

4.	Delivery of Escrowed Funds to Buyers.

(a)          Concurrently with the delivery by a Buyer of a written notice (a “Covered Loss Notice”) to Seller under this Agreement stating that such Buyer Indemnitee has suffered a Covered Loss and estimating the amount of such Covered Loss (the “Owed Amount”), such Buyer shall deliver to the Escrow Agent a copy of such Covered Loss Notice.

(b)          If, within twenty (20) days of the date of delivery of the foregoing copy of the Covered Loss Notice to the Escrow Agent (the “Objection Period”), the Escrow Agent and such Buyer shall not have received a written objection from Seller (an “Objection Notice”), the Escrow Agent shall, to the extent that the amount of Escrowed Funds then held by it shall be sufficient for the purpose, promptly (but in any event not later than three (3) Business Days (as defined below) after the expiration of the Objection Period) deliver to such Buyer, by wire transfer of immediately available funds, the amount requested by such Buyer in the Covered Loss Notice or such portion of such amount as to which Seller shall not have objected within the Objection Period. For purposes of this Escrow Agreement, “Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday, or (iii) any other day on which commercial banks in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

(c)          If the Escrow Agent and a Buyer receive an Objection Notice from Seller within the Objection Period, the Escrow Agent shall not pay such Buyer the amount requested by such Buyer (or portion thereof) in its Covered Loss Notice as to which Seller objected in its Objection Notice until the Escrow Agent receives: (i) written instructions signed on behalf of such Buyer and Seller (a “Resolution Certificate”) certifying, or (ii) a copy of a final order, judgment or decree of a court of competent jurisdiction (a “Litigation Certificate”) determining, that a Buyer Indemnitee has incurred a Covered Loss and specifying the amount thereof (the “Resolution Amount”), at which time the Escrow Agent shall, to the extent that the amount of Escrowed Funds then held by it shall be sufficient for the purpose, promptly (but in any event not later than three (3) Business Days after its receipt of a Resolution Certificate or Litigation Certificate) deliver to such Buyer, by wire transfer of immediately available funds, an amount equal to the Resolution Amount.

(d)          If a Buyer delivers a Covered Loss Notice in accordance with Section 4(a) and Seller object to such Covered Loss Notice within the Objection Period in accordance with Section 4(b), then the Escrow Agent shall retain an amount up to the Owed Amount until the Escrow Agent receives either a Resolution Certificate or a Litigation Certificate for such claim in accordance with Section 4(c).

(e)          Whenever the Escrow Agent shall be required to deliver the Escrowed Funds (or any portion thereof) to a Buyer pursuant to this Section 4, the Escrow Agent shall, if

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the cash held by it hereunder is insufficient for such purpose, sell, redeem or liquidate such of the investments held hereunder it selects as are necessary to deliver such amount to such Buyer.

5.            Stock Purchase Agreement Not Limited by this Escrow Agreement. This Escrow Agreement and the deposit of the Indemnification Holdback Amount are without prejudice to, and are not in limitation of, any obligations of Seller to a Buyer Indemnitee in respect of any of the covenants, representations or warranties of Seller contained in the Stock Purchase Agreement.

6.	Investment of the Indemnification Holdback Amount.

(a)          During the period that this Escrow Agreement is in effect, the Escrow Agent shall invest the Escrowed Funds (including any Reserved Amount (as defined below)) only in Permitted Investments (as defined in Exhibit A hereto).

(b)          Buyers shall receive all interest on any amount of the Indemnification Holdback Amount ultimately released to any Buyer that was earned during the period from the date hereof through the date such Buyer receives funds under this Escrow Agreement in respect of the Covered Loss; and Seller shall receive all other interest earned on the amount of the Escrowed Funds ultimately released to Seller. The amount of any interest payable to Buyers shall be determined based on pro-rating the aggregate interest actually earned on the Indemnification Holdback Amount over the time period in respect of which interest is payable to Buyers as described in the preceding sentence.

7.	Termination of Escrow.

(a)          Subject to Section 7(b), the Escrow Agent shall at 10:00 a.m. (New York time) on [•] (the “Termination Date”) distribute, by wire transfer of immediately available funds, to Seller the remaining Funds, if any, other than (i) any amount that is the subject of an outstanding Covered Loss Notice and (ii) the Reserved Amount (as defined below). The Escrow Agent is authorized to liquidate the securities held hereunder (unless directed in writing by Seller to distribute such securities in some other specified manner) to the extent necessary to distribute to Seller the portion of Escrowed Funds provided for in the preceding sentence, such liquidation to be in the order of maturity (with the nearest maturity first).

(b)          This Escrow Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of a written notice of termination executed by Buyers and Seller directing the distribution of all property then held by the Escrow Agent under and pursuant to this Escrow Agreement. This Escrow Agreement shall automatically terminate if and when all the Escrowed Funds (and all the securities or deposits in which any of the Escrowed Funds shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement.

8.	Retention of Escrowed Funds Following the Termination Date.

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(a)          In the event that, at the Termination Date, (i) there shall be pending or threatened any claim, or a reasonable basis shall exist for any claim, which, if successfully asserted against any Buyer Indemnitee would be a basis for a claim by either or both Buyers against Seller for Covered Losses (“Potential Covered Loss”) or (ii) any Buyer Indemnitee shall have incurred any Covered Loss against which the Escrowed Funds shall have been deposited as security, then such Buyer or Buyers may, on or prior to such Termination Date, notify Seller and the Escrow Agent to such effect in writing (the “Reserve Notice”), which written notice shall describe briefly the nature of each such claim, the facts and circumstances which give rise or could give rise to each such claim, the amount of each such claim (or, in the case of a Potential Covered Loss, such Buyer’s or Buyers’ reasonable estimate of the likely amount of such claim), and the provisions of the Stock Purchase Agreement on which each such claim is based. The total of the amounts set forth in such written notice with respect to the claim or claims described therein (whether incurred, pending, threatened or for which a reasonable basis exists) shall be set aside and retained by the Escrow Agent as a reserve to cover such claim or claims (such amount so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 8, Section 4 or Section 6, being herein called the “Reserved Amount”). Notwithstanding the foregoing, the Reserved Amount shall be reduced by the amount reserved for any Potential Covered Loss if no Covered Loss Notice has been delivered within 18 months of the Termination Date, and such amount shall be promptly (but in any event not later than three (3) Business Days after the final resolution of all such items) delivered to Seller by wire transfer of immediately available funds.

(b)          No portion of the Reserved Amount shall be delivered to Seller or Buyer pursuant to this Escrow Agreement following the Termination Date, except as provided pursuant to the last sentence of Section 8(a), until the final resolution of the Potential Covered Loss. Such resolution shall be pursuant to (i) written instructions signed on behalf of such Buyer and Seller certifying (“Post Termination Resolution Certificate”), or (ii) a copy of a final order, judgment or decree of a court of competent jurisdiction (“Post Termination Litigation Certificate”) determining that a Buyer Indemnitee has or has not incurred a Covered Loss and specifying the amount thereof, if any, (“Post Termination Resolution Amount”) at which time the Escrow Agent shall (i) to the extent that an amount is due to a Buyer Indemnitee, and to the extent the amount of Escrowed Funds then held by it shall be sufficient for the purpose, promptly (but in any event not later than three (3) Business Days after its receipt of a Resolution Certificate or Litigation Certificate) deliver to such Buyer, by wire transfer of immediately available funds, an amount equal to the Post Termination Resolution Amount, and (ii) at such time as there are no unresolved items relating to the Reserved Amount pursuant to the terms hereof, promptly (but in any event not later than three (3) Business Days after the final resolution of all such items) deliver to Seller the remaining Funds by wire transfer of immediately available funds.

9.	Intentionally Omitted.
10.	Tax Matters.

(a)          All interest and any other income, gains or losses earned or incurred by the Escrowed Funds shall be treated for all Tax purposes as earned by Buyers and shall be reported as such by Buyers. Buyers shall be entitled to withdraw from time to time from the Escrowed

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Funds an amount equal to the interest and other income earned by the Escrowed Funds multiplied by 40%, and Buyers shall jointly, in writing, instruct the Escrow Agent of any such withdrawal.

(b)          If it is determined by the Escrow Agent that any payments or transfers made by the Escrow Agent pursuant to this Escrow Agreement would be subject to any withholding tax or other similar charge under laws applicable to Escrow Agent, then it is understood that the Escrow Agent shall notify the recipient of such payment of the applicable withholding tax or other similar charge that it believes is applicable at least 10 days prior to such payment or transfer, and to the extent required by law, may withhold such tax or charge on such payments or transfers.

11.          Notices and Distributions. All notices, requests, waivers, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by facsimile (which is confirmed as provided below) or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Seller, addressed to:
LandAmerica Financial Group, Inc.
5600 Cox Road
Glen Allen, VA 23060

Attention: Executive Vice President, Chief Legal Officer
Facsimile: (804) 267-8827

with a copy to:

Wilkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Paul Shaloub and Rachel Strickland

Fax: (212) 728-8111

(b)	if to Buyers, addressed to:

Chicago Title Insurance Company

Fidelity National Title Insurance Company

c/o Fidelity National Financial, Inc.

4050 Calle Real, Suite 210

Santa Barbara, CA 93110

Attention: Executive Vice President, Legal

Fax: (805) 696-7831

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with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Robert S. Rachofsky

Fax: (212) 259-6333

(c)	if to the Escrow Agent, addressed to:
[	]
[	]
[	]

Attention:

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

12.          Escrow Agent’s Liability. The Escrow Agent may act in reliance upon any instrument or signature believed by it in good faith to be genuine and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own gross negligence or willful misconduct.

13.          Escrow Agent to Follow Instructions of Buyers and Seller. Any provision herein contained to the contrary notwithstanding, the Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrowed Funds (and the securities in which any of the Escrowed Funds shall have been invested) as shall be agreed to in writing by Buyers and Seller; provided that the Escrow Agent shall first be indemnified to its reasonable satisfaction with respect to any of its costs or expenses which might be involved.

14.          Escrow Agent’s Fees. Seller on the one hand and Buyers on the other hand shall bear equally and pay to the Escrow Agent its fees as set forth in a letter dated as of the date of this Escrow Agreement from the Escrow Agent and addressed to Seller and Buyers, for the services rendered by the Escrow Agent pursuant to the provisions of this Escrow Agreement and will bear equally and reimburse the Escrow Agent for its reasonable expenses, including reasonable counsel fees and expenses, if any, incurred in connection with the performance by it of such services.

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15.          Successors. The obligations imposed and the rights conferred by this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of Buyers, Seller and the Escrow Agent.

16.          GOVERNING LAW. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREOF.

17.          Entire Agreement. This Escrow Agreement contains the entire agreement among the Parties with respect to the transaction contemplated hereby.

18.          Amendment. This Escrow Agreement cannot be terminated, altered or amended except as expressly provided hereby or pursuant to an instrument in writing signed by all of the Parties.

19.          Resignation of Escrow Agent. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to Buyers and Seller specifying a date when such resignation shall take effect, which date shall be a date not less than 60 days after the date of the notice in writing of such resignation. In the event of such resignation, a successor Escrow Agent shall be agreed upon between Seller and Buyers and shall be a bank, the main office of which is in New York, New York, having trust powers. If Seller and Buyers are unable to agree upon an acceptable Escrow Agent, then application shall be made to a court of competent jurisdiction of the State of New York for the appointment of such successor. The Escrow Agent’s resignation shall not be effective until such appointment is made, the Escrowed Funds and securities held in escrow hereunder are delivered to the successor, the successor’s acceptance of this Escrow Agreement and receipt for the Escrowed Funds and such securities are obtained from the successor Escrow Agent and copies thereof are sent by registered mail to Seller and Buyers. If, upon the date on which the Escrow Agent has specified that its resignation is to take effect, the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to keep the Escrowed Funds invested in 90-day United States Treasury Bills until receipt of (i) a designation of successor Escrow Agent, (ii) a joint written disposition instruction by Seller and Buyers or (iii) a final order of a court of competent jurisdiction accompanied by a legal opinion by counsel for the presenting party to the effect that such order is final and unappealable.

20.          Indemnification of Escrow Agent. Seller and Buyers hereby agree to indemnify jointly the Escrow Agent for, and to hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including the reasonable costs and expenses of defending itself against any such claim.

21.          SUBMISSION TO JURISDICTION. EACH OF THE PARTIES (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY COURT OF THE UNITED STATES OR ANY

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STATE COURT WHICH IN EITHER CASE IS LOCATED IN THE CITY OF NEW YORK (ANY SUCH FEDERAL OR STATE COURT, A "NEW YORK COURT"), IN THE EVENT ANY DISPUTE ARISES OUT OF THIS ESCROW AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS ESCROW AGREEMENT AND (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION OR VENUE BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH NEW YORK COURT. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 21.

22.          Counterparts. This Escrow Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument and all such counterparts taken together shall constitute a single agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the Parties has executed this Escrow Agreement as of the day and year first above written.

LANDAMERICA FINANCIAL GROUP, INC.

By:______________________________________

Name:
Title:

CHICAGO TITLE INSURANCE COMPANY

By:______________________________________

Name:
Title:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:______________________________________

Name:
Title:

[ESCROW AGENT]

By:______________________________________

Name:
Title:

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EXHIBIT A

Permitted Investments

A “Permitted Investment” is an investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed fully as to payment of interest, principal and premium (if any) by the United States or any agency thereof, that, in each case, mature within three months from the date of acquisition by the Escrow Agent, (ii) direct obligations of any one of the United States or any agency thereof, or obligations guaranteed fully as to payment of interest, principal and premium (if any) by such state or agency, that, in each case, mature within three months from the date of acquisition by the Escrow Agent, (iii) demand or time deposits with or certificates of deposit or bankers’ acceptances issued by any office located in the United States of any bank or trust company which is (A) organized under the laws of the United States or any state thereof, (B) is a member of the Federal Reserve System and (C) has capital, surplus and undivided profits aggregating at least $5,000,000,000, that, in each case, mature within one year from the date of acquisition by the Escrow Agent, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, and (v) commercial paper rated at least A-1 by Standard & Poor’s Corporation and P-1 by Moody’s Investors Service, Inc., that, in each case, matures within one year from the date of acquisition by the Escrow Agent.

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Exhibit B

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is dated as of _____ __, 2009 (the “Effective Date”), by and between LANDAMERICA FINANCIAL GROUP, INC., a Virginia corporation (“Seller”), and FIDELITY NATIONAL TITLE INSURANCE COMPANY, an insurance company organized under the laws of the State of California (“FNTIC”) and CHICAGO TITLE INSURANCE COMPANY, an insurance company organized under the laws of the State of Nebraska (“CTIC,” and with FNTIC, “Buyers”). Seller and Buyers shall be referred to together in this Agreement as the “Parties” and individually as a “Party” (with both Buyers understood to be a single Party unless the context requires otherwise).

WHEREAS, the Parties have entered into a Stock Purchase Agreement dated November 25, 2008 (the “Stock Purchase Agreement”) pursuant to which the Seller has sold and the Buyers have bought 100% of the issued and outstanding shares of capital stock (the “Shares”) of each of (i) Commonwealth Land Title Insurance Company, an insurance company organized under the laws of the State of Nebraska (“Commonwealth”) (the “Commonwealth Shares”), (ii) United Capital Title Insurance Company, an insurance company organized under the laws of the State of California (“UCTIC”) (the “UCTIC Shares”), and (iii) Lawyers Title Insurance Corporation, an insurance company organized under the laws of the State of Nebraska (“LTIC,” and together with UCTIC and Commonwealth, the “Companies”) (the “LTIC Shares,” and with the UCTIC Shares and Commonwealth Shares, the “Shares”):

WHEREAS, Commonwealth directly or indirectly owns, along with other Subsidiaries, 100% of the issued and outstanding capital stock of Commonwealth Land Title Insurance Company of New Jersey, an insurance company organized under the laws of the State of New Jersey;

WHEREAS, LTIC directly or indirectly owns, along with other Subsidiaries, 100% of the issued and outstanding capital stock of Title Insurance Company of America, an insurance company organized under the laws of the State of Nebraska;

WHEREAS, when the Shares were owned by Seller, Seller and its Affiliates and Subsidiaries (other than the Companies and their Subsidiaries) provided certain corporate services to and received certain corporate services from the Companies and their Subsidiaries; and

WHEREAS, in connection with the Stock Purchase Agreement, the Parties have agreed to provide, each to the other and certain of their Subsidiaries and Affiliates, certain corporate services on a transition basis, and to enter into certain other agreements and arrangements;

NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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ARTICLE I

CORPORATE SERVICES

1.1          Corporate Services. This Agreement sets forth the terms and conditions for the provision by PROVIDING PARTY to RECEIVING PARTY (as defined below) of various corporate services and products to or for the benefit of the RECEIVING PARTY as more fully described below and in Schedule 1.1(a)(i) and Schedule 1.1(a)(ii) hereto, and any other services provided by PROVIDING PARTY to RECEIVING PARTY immediately prior to the Effective Date (the Scheduled Services, the Resumed Services and Special Projects (as defined below), collectively, the “Corporate Services”). For purposes of this Agreement, “RECEIVING PARTY” shall mean each Party and its Subsidiaries and Affiliates (upon Closing) in the capacity of receiving Corporate Services from or on behalf of the other Party and its Subsidiaries and Affiliates (upon Closing). For purposes of this Agreement, “PROVIDING PARTY” shall mean each Party and its Subsidiaries and Affiliates (upon Closing) in the capacity of providing or causing to be provided Corporate Services to the other Party and its Subsidiaries and Affiliates (upon Closing).

(a)          Scheduled Services. PROVIDING PARTY, through its Subsidiaries and Affiliates (each as defined below), and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING PARTY and its Subsidiaries and Affiliates all services set forth on Schedule 1.1(a)(i) (when provided by or on behalf of Seller and its Subsidiaries and Affiliates) and Schedule 1.1(a)(ii) (when provided by or on behalf of Buyers and their Subsidiaries and Affiliates) and any incidental or reasonably related services thereto (the “Scheduled Services”) on and after the Effective Date. RECEIVING PARTY shall pay fees to PROVIDING PARTY for providing the Scheduled Services or causing the Scheduled Services to be provided as such fees are set forth in Schedule 1.1(a)(i) or Schedule 1.1(a)(ii), as applicable (the “Corporate Service Fees”). Notwithstanding the foregoing and any other provision herein, Buyers as RECEIVING PARTY can designate at Closing on Schedule 1.1(a)(iii) those services that would otherwise be Scheduled Services hereunder that it will not receive from PROVIDING PARTY (i) pursuant to this Agreement (but will receive pursuant to an existing agreement or arrangement with Seller or its Subsidiaries or Affiliates that is not terminated at Closing in accordance with the Stock Purchase Agreement) or (ii) pursuant to this Agreement or any other existing agreement or arrangement with Seller or its Subsidiaries or Affiliates.

(b)          Resumed Services. At RECEIVING PARTY’s written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide or cause to be provided to RECEIVING PARTY and its Subsidiaries and Affiliates any Scheduled Service that has been terminated at RECEIVING PARTY’s request pursuant to Section 2.2 (the “Resumed Services”). Schedule 1.1(a)(i) and Schedule 1.1(a)(ii), as applicable, shall from time to time be amended to reflect the resumption of a Resumed Service and the Resumed Service shall be set forth thereon as a Scheduled Service.

(c)          Special Projects. At RECEIVING PARTY’s written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide additional corporate

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services related to the services currently provided, directly or indirectly, to or by the Companies and their Subsidiaries prior to the Effective Date that are not described in the Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) (or incidental services thereto) and that are not Resumed Services (“Special Projects”). RECEIVING PARTY shall submit a written request to PROVIDING PARTY specifying the nature of the Special Project and requesting an estimate of the costs applicable for such Special Project and the expected time frame for completion. PROVIDING PARTY shall respond promptly to such written request, but in no event later than twenty (20) days, with a written estimate of the cost of providing such Special Project and the expected time frame for completion (the “Cost Estimate”). If RECEIVING PARTY provides written approval of the Cost Estimate within ten (10) days after PROVIDING PARTY delivers the Cost Estimate, then within a commercially reasonable time after receipt of RECEIVING PARTY’s written request (for the avoidance of doubt, not prior to written approval of the Cost Estimate), PROVIDING PARTY shall begin providing the Special Project. If RECEIVING PARTY does not provide written approval of the Cost Estimate within ten (10) days after PROVIDING PARTY delivers the Cost Estimate, then the Parties shall resolve the dispute using the dispute resolution procedures set forth in Section 1.4.

1.2	Provision and Migration of Corporate Services.

(a)          Provision and Migration of Corporate Services. To the extent commercially reasonable, the Parties will work together and begin the process of migrating the Corporate Services from PROVIDING PARTY to RECEIVING PARTY, or one or more of its Subsidiaries or Affiliates, or to a third party (at RECEIVING PARTY’s direction) such that the completion of the migration of the Corporate Services from PROVIDING PARTY to RECEIVING PARTY, one or more of its Subsidiaries or Affiliates, or to a third party, as the case may be, shall occur prior to the end of the Term. PROVIDING PARTY shall provide or cause to be provided each of the Corporate Services through the expiration of the Term, except (i) as automatically modified by earlier termination of a Corporate Service by RECEIVING PARTY in accordance with this Agreement, (ii) for Corporate Services to or for the benefit of any entity which ceases to be a Subsidiary of RECEIVING PARTY prior to the end of the Term, or (iii) as otherwise agreed to by the Parties in writing. Nothing hereunder shall obligate the PROVIDING PARTY to transfer any assets or employees, or expend any funds not reimbursed by the RECEIVING PARTY, in connection with this Section 1.2.

(b)          Seller Employees. The ability of Seller and its Affiliates to provide Corporate Services hereunder will be limited if the employees of the Companies and their Subsidiaries who currently assist in providing services that will be Corporate Services to be provided by Seller and its Subsidiaries and Affiliates hereunder are terminated following the Effective Date. Seller and its Affiliates ability will be similarly limited in the event that an employee of Seller or its Subsidiaries or Affiliates who provides Corporate Services or Transition Assistance hereunder ceases to be employed by Seller or its Subsidiaries or its Affiliates (whether voluntarily or by termination in good faith), in which case (i) Seller will provide Buyer advance notice to the extent reasonable under the circumstances that the employee will cease being so employed; and (ii) notwithstanding any prohibition in the Non-Disclosure Agreement or otherwise, Buyers or their Subsidiaries and Affiliates may solicit the employee for employment by them; provided that Seller shall not terminate any such person if Buyers have in advance of termination agreed to provide the compensation, benefits and other overhead costs of

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the person who would otherwise be terminated. If, notwithstanding the prior sentence, the employee ceases to be employed by Seller and is not hired by Buyers or their Subsidiaries or their Affiliates, then Seller and its Subsidiaries and Affiliates will use commercially reasonable efforts to (A) minimize the disruption to the businesses of the Companies and their Subsidiaries arising from the employee no longer being employed and (B) provide a reasonable substitute service or reasonable work around; provided, that notwithstanding Section 3.1(b), Buyers will pay any costs without markup incurred by Seller from a third party this is not a Subsidiary or Affiliate of Seller in providing such substitute service or reasonable work around.

(c)          Disposition of Assets. In the event that assets of Seller or its Subsidiaries and Affiliates that are used to provide the Corporate Services or the Transition Assistance are sold or liquidated in connection with the chapter 11 case filed by Seller in the United States Bankruptcy Court, then Seller shall use commercially reasonable efforts to retain the purchaser of such assets as a subcontractor for purposes of providing such Corporate Services and Transition Assistance for the shorter of (i) the remainder of the Term or (ii) six (6) months from the date of the sale of such assets; provided, that Seller shall remain obligated for all such Corporate Services and Transition Assistance hereunder.

1.3          Third Party Consents. PROVIDING PARTY shall use its commercially reasonable efforts to keep and maintain in effect its relationships with its vendors that are integral to the provision of the Corporate Services. PROVIDING PARTY shall use commercially reasonable efforts to procure any waivers, permits, consents or sublicenses required by third party licensors, vendors or service providers under existing agreements with such third parties in order to provide any Corporate Services hereunder (“Third Party Consents”); the costs for Third Party Consents for Corporate Services that are to be provided as of the Effective Date shall be determined in accordance with Section 5.7(h) of the Purchase Agreement; the costs for any other Third Party Consents pursuant to this Agreement shall be borne by the RECEIVING PARTY. In the event that PROVIDING PARTY is unable to procure such Third Party Consents on commercially reasonable terms, PROVIDING PARTY agrees to so notify RECEIVING PARTY, and to use commercially reasonable efforts to assist RECEIVING PARTY with the transition to another vendor. If, after the Effective Date, any one or more vendors (i) terminates its contractual relationship with PROVIDING PARTY or ceases to provide the products or services associated with the Corporate Services or (ii) notifies PROVIDING PARTY of its desire or plan to terminate its contractual relationship with PROVIDING PARTY or (iii) ceases providing the products or services associated with the Corporate Services, then, in either case, PROVIDING PARTY agrees to so notify RECEIVING PARTY, and to use commercially reasonable efforts to assist RECEIVING PARTY with the transition to another vendor so that RECEIVING PARTY may continue to receive similar products and services. The provisions of this Section 1.3(a) shall apply to all portions of this Agreement, including without limitation the remainder of this Article I, where the specified actions or Corporate Services requires any such waiver, permit, consent or sublicense, and the obligations hereunder shall be subject to receipt thereof (provided, that in the absence of such waiver, permit, consent or sublicense the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to enter into permissible alternative arrangements necessary to take such actions or provide such Corporate Services).

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1.4   Dispute Resolution.

(a)          Amicable Resolution. PROVIDING PARTY and RECEIVING PARTY mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between PROVIDING PARTY and RECEIVING PARTY in connection with this Agreement (including, without limitation, the standards of performance, delay of performance or non-performance of obligations, or payment or non-payment of fees hereunder), then the Dispute, upon written request of either Party, will be referred for resolution to an appropriate senior officer of the division implicated by the matter for each of PROVIDING PARTY and RECEIVING PARTY, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each of PROVIDING PARTY and RECEIVING PARTY do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each of PROVIDING PARTY and RECEIVING PARTY for final resolution. Notwithstanding anything to the contrary in this Section 1.4, any amendment to the terms of this Agreement may only be effected in accordance with Section 11.10.

(b)          Arbitration. In the event that the Dispute is not resolved in a friendly manner as set forth in Section 1.4(a), either Party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 1.4(b). All Disputes submitted to arbitration pursuant to this Section 1.4(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the Parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either Party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in New York, New York. All arbitration proceedings shall be held in the city of New York, New York in a location to be specified by the arbitrators (or any place agreed to by the Parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by PROVIDING PARTY and RECEIVING PARTY. If PROVIDING PARTY and RECEIVING PARTY fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either Party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by either Party to the Dispute in any court having jurisdiction over the subject matter or over either Party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.

(c)          Non-Exclusive Remedy. Nothing in this Section 1.4 will prevent either PROVIDING PARTY or RECEIVING PARTY from immediately seeking injunctive or interim

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relief in the event (i) of any actual or threatened breach of any of the provisions of Article VIII or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.6. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 1.4(a) and Section 1.4(b) above.

(d)          Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, PROVIDING PARTY and RECEIVING PARTY, but none of their respective Subsidiaries or Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 1.4 or otherwise, and each Party will cause its respective Affiliates not to commence any dispute resolution procedure other than through such Party as provided in this Section 1.4(d).

(e)          Compensation. RECEIVING PARTY shall continue to make all payments due and owing under Article III for Corporate Services not the subject of a Dispute, and PROVIDING PARTY’s obligations to continue performing hereunder shall (subject to Section 7.1 hereof) be contingent upon the making of such continued payments when due and owing.

1.5	Standard of Services.

(a)          General Standard. PROVIDING PARTY shall perform the Corporate Services for RECEIVING PARTY in a professional and competent manner, using standards of performance consistent with its performance of such services for itself and, (i) in the case of Seller, for the Companies and their Subsidiaries as of the Effective Date and (ii) in the case of Buyers, by the Companies and their Subsidiaries as of the Effective Date.

(b)          Disaster Recovery. During the Term, PROVIDING PARTY shall maintain a disaster recovery program for the Corporate Services substantially consistent with the disaster recovery program in place for such Corporate Services as of the Effective Date.

(c)          Shortfall in Services. If RECEIVING PARTY provides PROVIDING PARTY with written notice (“Shortfall Notice”) of the occurrence of any Significant Service Shortfall (as defined below), as determined by RECEIVING PARTY in good faith, PROVIDING PARTY shall rectify such Significant Service Shortfall as soon as reasonably possible. For purposes of this Section 1.5(c), a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of Corporate Services provided by PROVIDING PARTY hereunder falls below the standard required by Section 1.5(a) hereof; provided, that PROVIDING PARTY’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any force majeure event as set forth in Article V.

1.6          Response Time. PROVIDING PARTY shall respond to and resolve any problems in connection with the Corporate Services for RECEIVING PARTY within a commercially reasonable period of time, using response and proposed resolution times consistent with its response and resolution of such problems for itself.

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1.7          Ownership of Materials; Results and Proceeds. All data and information submitted to PROVIDING PARTY by RECEIVING PARTY in connection with the Corporate Services or the Transition Assistance (as defined in Section 2.3) and all data and information generated by PROVIDING PARTY, RECEIVING PARTY or any third party in connection with the Corporate Services or the Transition Assistance and related to the RECEIVING PARTY or, in the case of Buyers as the RECEIVING PARTY, the Companies and their Subsidiaries (collectively, the “RECEIVING PARTY Data”), and all results and proceeds of the Corporate Services and the Transition Assistance with regard to the RECEIVING PARTY Data, is and will remain, as between the Parties, the property of RECEIVING PARTY. PROVIDING PARTY shall not permit its Subsidiaries or Affiliates to use the RECEIVING PARTY Data for any purpose other than to provide the Corporate Services or Transition Assistance.

1.8          Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Stock Purchase Agreement.

1.9          Post-Closing Acquisitions. In the event that Buyers or their Affiliates acquire additional assets from Seller during the Term of this Agreement that are related to the businesses of the Companies or their Subsidiaries, the Parties will act in good faith to determine if Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) or both should be modified to include any Corporate Services necessary to support such additional assets and, if so, amend the applicable schedules hereto, including Schedule 3.1(b) and Schedule 3.2, and provide the necessary Corporate Services in accordance with this Agreement.

ARTICLE II

TERM AND TRANSITION ASSISTANCE

2.1          Term. The term (the “Term”) of this Agreement shall commence as of the Effective Date and shall continue until the earliest of:

(i)           the date on which the last of the Scheduled Services under this Agreement is terminated, or

(ii)          the date on which this Agreement is terminated by mutual agreement of the Parties, or

(iii)	the one year anniversary of the Effective Date

(the earliest of such dates being the “Termination Date”); provided, however, that, with respect to any entity that ceases to be a Subsidiary of Seller or Buyers, as applicable, after the Effective Date and prior to the Termination Date, the Term with respect to such entity shall terminate effective as of the date that such entity ceases to be a Subsidiary of Seller or Buyers.

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2.2   Termination.

(a)          30 Day Extension. If RECEIVING PARTY is not able to complete its transition of the Corporate Services by the Termination Date, then upon written notice provided to PROVIDING PARTY at least thirty (30) days prior to the Termination Date, RECEIVING PARTY shall have the right to request and cause PROVIDING PARTY to provide up to thirty (30) days of additional Corporate Services to RECEIVING PARTY; provided, that RECEIVING PARTY shall pay for all such additional Corporate Services.

(b)          Early Termination. If RECEIVING PARTY wishes to terminate a Corporate Service (or a portion thereof) on a date that is earlier than the Termination Date, RECEIVING PARTY shall provide written notice (the “Termination Notice”) to PROVIDING PARTY of a proposed termination date for such Corporate Service (or portion thereof), at least thirty (30) days prior to such proposed termination date. Upon receipt of such notice, PROVIDING PARTY shall promptly provide notice to RECEIVING PARTY (the “Termination Dispute Notice”) in the event that PROVIDING PARTY believes in good faith that, notwithstanding PROVIDING PARTY using its commercially reasonable efforts, the requested termination will have an adverse impact on other Corporate Services and the scope of such adverse impact, or if such termination is otherwise impracticable. In such event, the Parties will resolve the dispute in accordance with Section 1.4. If PROVIDING PARTY does not provide the Termination Dispute Notice, based on the standards set forth above, within ten (10) days of the date on which the Termination Notice was received, then, effective on the termination date proposed by RECEIVING PARTY in its Termination Notice, such Corporate Service (or portion thereof) shall be discontinued (thereafter, a “Discontinued Corporate Service”) and deemed deleted from the Scheduled Services to be provided hereunder and thereafter, this Agreement shall be of no further force and effect with respect to the Discontinued Corporate Service (or portion thereof), except as to obligations accrued prior to the date of discontinuation of such Corporate Service (or portion thereof). Upon the occurrence of any Discontinued Corporate Service, the Parties shall promptly update Schedule 1.1(a)(i) or Schedule 1.1(a)(ii) to reflect the discontinuation, and the Corporate Service Fees shall be adjusted in accordance therewith and the provisions of Article III. Notwithstanding anything to the contrary contained herein, if and to the extent that the Parties mutually agree that employees of Seller (or its Subsidiaries or Affiliates) will be moved to a department within Buyers or any of their Subsidiaries or Affiliates, to the extent reasonably practicable a proportional portion of the relevant Corporate Service shall be deemed automatically terminated upon the termination of such employees by Seller (or its Subsidiaries or Affiliates) and the hiring of such employees by Buyers or any of their Subsidiaries or Affiliates and the assumption by the hiring entity of all compensation and other obligations owed to such employees (such termination and hiring an “Employee Shift”). If a Corporate Service, or portion thereof, is terminated as a result of an Employee Shift, then such termination shall take effect as of the date of the Employee Shift, and the adjustment in Corporate Service Fees shall also take effect as of the date of the Employee Shift.

(c)          Termination of All Services. If all Corporate Services shall have been terminated under this Section 2.2 prior to the expiration of the Term, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party, which termination shall be effective upon delivery as provided in Section 6.1.

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2.3          Transition Assistance. In preparation for the discontinuation of any Corporate Service provided under this Agreement, PROVIDING PARTY shall, consistent with its obligations to provide Corporate Services hereunder and with the cooperation and assistance of RECEIVING PARTY, use commercially reasonable efforts to provide such knowledge transfer services and to take such steps as are reasonably required in order to facilitate a smooth and efficient transition and/or migration of records related to the Companies and their Subsidiaries to RECEIVING PARTY or its Subsidiaries or Affiliates (or at RECEIVING PARTY’s direction, to a third party) and responsibilities so as to minimize any disruption of services (“Transition Assistance”). RECEIVING PARTY shall cooperate with PROVIDING PARTY to allow PROVIDING PARTY to complete the Transition Assistance as early as is commercially reasonable to do so. Fees for any Transition Assistance shall be determined in accordance with the calculation formula and methods applicable to the Scheduled Services that are most similar in nature to the Transition Assistance being so provided, as set forth on the applicable section of Schedule 1.1(a).

2.4          Return of Materials. As a Corporate Service or Transition Assistance is terminated, each Party will return all materials and property owned by the other Party, including, without limitation, all RECEIVING PARTY Data, if any, and materials and property of a proprietary nature involving a Party or its Subsidiaries or Affiliates relevant to the provision or receipt of that Corporate Service or Transition Assistance and no longer needed regarding the performance of other Corporate Services or other Transition Assistance under this Agreement, and will do so (and will cause its Subsidiaries and Affiliates to do so) within thirty (30) days after the applicable termination. Upon the end of the Term, each Party will return all material and property of a proprietary nature involving the other Party or its Subsidiaries or Affiliates, in its possession or control (or the possession or control of an Affiliate as a result of the Services provided hereunder) within thirty (30) days after the end of the Term. In addition, PROVIDING PARTY agrees to provide, at RECEIVING PARTY’s sole expense, to RECEIVING PARTY copies of RECEIVING PARTY’s Data, files and records on magnetic media, or such other media as the Parties shall agree upon, to the extent reasonably practicable.

ARTICLE III

COMPENSATION AND PAYMENT ARRANGEMENTS FOR CORPORATE SERVICES AND CORPORATE MARKS

3.1	Compensation for Corporate Services.

(a)          Fees Generally. In accordance with the payment terms described in Section 3.2, RECEIVING PARTY agrees to timely pay PROVIDING PARTY, as compensation for the Corporate Services provided hereunder, the Corporate Service Fees and all fees as contemplated in this Article III and Section 2.3 (the “Transition Assistance Fees”).

(b)          Out of Pocket Costs. Without limiting the foregoing, the Parties acknowledge that RECEIVING PARTY is also obligated to pay, or reimburse PROVIDING PARTY for its payment of, all Out of Pocket Costs (as defined below); provided, however, that the incurrence of any liability by RECEIVING PARTY or any of its Subsidiaries or Affiliates for any Out of Pocket Cost (as defined below), other than those set forth in Schedule 3.1(b), that requires the payment by RECEIVING PARTY or one of its Subsidiaries or Affiliates of more

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than $100,000, on an annualized basis, shall require the prior written approval of a full-time employee of RECEIVING PARTY or one of its Subsidiaries or Affiliates. For purposes hereof, the term “Out of Pocket Costs” means all fees, costs or other expenses payable by RECEIVING PARTY or its Subsidiaries or Affiliates, without markup by PROVIDING PARTY, to third parties that are not Affiliates of PROVIDING PARTY in connection with the Corporate Services provided hereunder, and in the case of Buyers as RECEIVING PARTY, solely to the extent that such fees, costs and other expenses have historically been billed or allocated to a department/cost center or division of the Companies or their Subsidiaries.

3.2          Payment Terms. PROVIDING PARTY shall invoice RECEIVING PARTY on a monthly basis in arrears for Corporate Service Fees and Transition Assistance Fees, as calculated in accordance with Section 3.1 and Schedule 1.1(a)(i) and Schedule 1.1(a)(ii), as applicable. Each monthly invoice shall list all Corporate Services and Costs in the format of Schedule 3.2. In addition, PROVIDING PARTY shall promptly notify RECEIVING PARTY, no more frequently than monthly, of the aggregate amount of Out of Pocket Costs to be reimbursed or paid. RECEIVING PARTY shall pay by electronic funds transfer or other method satisfactory to PROVIDING PARTY and RECEIVING PARTY, in full, the monthly amount so invoiced and the Out of Pocket Costs incurred, within thirty (30) days after the date on which PROVIDING PARTY’s monthly invoice or notification of Out of Pocket Cost, as the case may be, was received. All invoices shall include, without limitation, the category of applicable Corporate Service or Transition Assistance Service (as the case may be), a brief description of the Out of Pocket Costs (if applicable), the billing period, and such other information as RECEIVING PARTY may reasonably request. Should RECEIVING PARTY dispute any portion of the amount due on any invoice or require any adjustment to an invoiced amount, or dispute any Out of Pocket Cost for which it received notification, then RECEIVING PARTY shall notify PROVIDING PARTY in writing of the nature and basis of the dispute and/or adjustment as soon as reasonably possible using, if necessary, the dispute resolution procedures set forth in Section 1.4. The Parties shall use their reasonable best efforts to resolve the dispute prior to the payment due date. Notwithstanding anything contained herein to the contrary, any payments to Seller or its Subsidiaries or Affiliates as PROVIDING PARTY shall be made to Seller (rather than any such Subsidiary or Affiliate).

3.3          Audit Rights. Upon reasonable advance notice from RECEIVING PARTY, PROVIDING PARTY shall permit RECEIVING PARTY to perform annual audits of PROVIDING PARTY’s records with respect to amounts invoiced, Out of Pocket Costs invoiced pursuant to this Article III and PROVIDING PARTY’s performance hereunder. Such audits shall be conducted during PROVIDING PARTY’s regular office hours and without disruption to PROVIDING PARTY’s business operations and shall be performed at RECEIVING PARTY’s sole expense.

ARTICLE IV

LIMITATION OF LIABILITY

4.1          LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO A PARTY’S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGE OF ANY KIND WHATSOEVER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN

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INDEMNIFIED PARTY UNDER ARTICLE X IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON OR ENTITY WHO IS NOT A PARTY OR A SUBSIDIARY OR AFFILIATE OF THE INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE IV.

4.2          Limitation with Respect to PROVIDING PARTY. The liability of PROVIDING PARTY to RECEIVING PARTY for Losses arising or resulting from the provision of Corporate Services or the Transition Assistance hereunder shall not exceed one million dollars ($1,000,000) in the aggregate. For the avoidance of doubt, the foregoing limitation shall not apply to Losses arising from any breach of a representation, warranty, covenant or other obligation hereunder that applies other than solely to the provision of Corporate Services or Transition Assistance, including any breach of the matters set forth in Article XI.

4.3          Limitation with Respect to Buyers. From and after the Effective Date, notwithstanding any other provision of this Agreement, in no event shall Buyers or their Subsidiaries or Affiliates or the Companies or their Subsidiaries have to indemnify or reimburse Seller or any of its Subsidiaries or Affiliates (other than the Companies or their Subsidiaries) in respect of any severance or change of control benefits payable by Seller or any such Subsidiaries and Affiliates, under any existing cost-reimbursement arrangement, this Agreement or otherwise.

ARTICLE V

FORCE MAJEURE

5.1          Force Majeure. Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, strikes, terrorism and power blackouts. Upon the occurrence of a condition described in this Article, the Party whose performance is prevented shall give written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions; provided, that if PROVIDING PARTY is the Party whose performance is prevented, such equitable, reasonable action is expressly agreed to include the implementation of its disaster recovery program as soon as reasonably possible.

ARTICLE VI

NOTICES AND DEMANDS

6.1          Notices. Except as otherwise provided under this Agreement (including Schedule 1.1(a)), all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by a nationally-recognized overnight courier (providing proof of delivery) or (iii) sent by facsimile or electronic transmission (including email); provided, that receipt of such facsimile or electronic transmission is immediately confirmed by telephone), in each case to the parties at the following addresses, facsimile numbers or email (or as shall be specified by like notice):

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If to Seller, to:

LandAmerica Financial Group, Inc.
5600 Cox Road
Glen Allen, VA 23060
Attention: Executive Vice President, Chief Legal Officer
Facsimile: (804) 267-8827
Email: _________________

If to Buyers, to:

Fidelity National Title Insurance Company and Chicago Title Insurance Company

c/o Fidelity National Financial, Inc.

4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Executive Vice President, Legal
Fax: 805-696-7831
Email: mgravelle@fnf.com

Any notice, request or other communication given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally; (ii) on the next Business Day after deposit with an overnight courier, if sent by a nationally-recognized overnight courier; or (iii) upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email, such notice, request or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein).

ARTICLE VII

REMEDIES

7.1          Remedies Upon Material Breach. In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice, and:

(a)          If such breach is for RECEIVING PARTY’s non-payment of an amount that is not in dispute, the defaulting Party shall cure the breach within thirty (30) calendar days of such notice by payment of the undisputed amount and interest incurred from the date of breach through the date of payment calculated at the Applicable Rate (as defined below). The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty. If the defaulting Party does not cure such breach by such date, then the PROVIDING PARTY’s obligations to perform the Corporate Services and/or Transition Assistance of the type that gave rise to such undisputed and unpaid fee amount shall be excused.

For purposes of this Agreement:

(i) “Applicable Rate” means a rate per annum equal at all times to LIBOR plus four hundred basis points (4.00%), which rate shall fluctuate as and when LIBOR shall fluctuate.

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(ii) “LIBOR” means, for any day, the British Bankers’ Association Interest Settlement Rate per annum for 1-month deposits in United States Dollars, appearing on the display designated as Page 3750 on the Dow Jones Telerate (or such other page on that service or such other service designated by the British Bankers’ Association for the display of its Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if such Page 3750 is unavailable for any reason at such time, then the rate as determined by the lender from another recognized source or interbank quotation, such as the Reuters Screen ISDA Page).

(b)          If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) calendar days of the date of such notice. If the defaulting Party does not cure such breach within such period, then the defaulting Party shall fulfill its indemnification obligations set forth under Article X below.

7.2          Survival Upon Expiration or Termination. The provisions of Section 1.4 (Dispute Resolution), 1.7 (Ownership of Materials; Results and Proceeds), Section 2.4 (Return of Materials), Article IV (Limitation of Liability), Article VI (Notices and Demands), this Section 7.2, Article VIII (Confidentiality), Article X (Indemnification) and Article XI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.

ARTICLE VIII

CONFIDENTIALITY

8.1          Confidential Information. Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information; provided, that such Confidential Information shall be protected in at least a reasonable manner. For purposes of this Agreement, “Confidential Information” includes all confidential or proprietary information and documentation of either Party, including with respect to each Party, all of its software, data, financial information all reports, exhibits and other documentation prepared by any of its Subsidiaries or Affiliates (but not including this Agreement). Each Party shall use the Confidential Information of the other Party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors, or agents having a “need to know” with respect to such purpose. Each Party shall advise its respective employees, subcontractors, and agents of such Party’s obligations under this Agreement. The obligations in this Section 8.1 will not restrict disclosure by a Party pursuant to applicable Law, or by order or request of any court or government agency; provided, that prior to such disclosure the Party making such disclosure shall (a) immediately give notice to the other Party, (b) cooperate with the other Party in challenging the right to such access and (c) only provide such information as is required by Law, court order or a final, non-appealable ruling of a court of proper jurisdiction Confidential Information of a Party will not be afforded the protection of this Article VIII if such Confidential Information was (A) developed by the other Party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other Party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other Party or (D)

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released by the Party that owns or has the rights to the Confidential Information without restriction to anyone.

8.2          Work Product Privilege. RECEIVING PARTY represents and PROVIDING PARTY acknowledges that, in the course of providing Corporate Services pursuant to this Agreement, PROVIDING PARTY may have access to (a) documents, data, databases or communications that are subject to attorney client privilege and/or (b) privileged work product prepared by or on behalf of the Affiliates of RECEIVING PARTY in anticipation of litigation with third parties (collectively, the “Privileged Work Product”) and RECEIVING PARTY represents and PROVIDING PARTY understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. RECEIVING PARTY represents and PROVIDING PARTY understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After PROVIDING PARTY is notified or otherwise becomes aware that documents, data, database, or communications are Privileged Work Product, only PROVIDING PARTY personnel for whom such access is necessary for the purposes of providing Services to RECEIVING PARTY as provided in this Agreement shall have access to such Privileged Work Product. Should PROVIDING PARTY ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, PROVIDING PARTY shall (A) immediately give notice to RECEIVING PARTY, (B) cooperate with RECEIVING PARTY in challenging the right to such access and (C) only provide such information as is required by a final, non-appealable ruling of a court of proper jurisdiction. RECEIVING PARTY shall pay all of the cost incurred by PROVIDING PARTY in complying with the immediately preceding sentence. RECEIVING PARTY has the right and duty to represent PROVIDING PARTY in such resistance or to select and compensate counsel to so represent PROVIDING PARTY or to reimburse PROVIDING PARTY for reasonable attorneys’ fees and expenses as such fees and expenses are incurred in resisting such access. If PROVIDING PARTY is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this Article VIII, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, PROVIDING PARTY is not liable for breach of such obligation to the extent such liability does not result from failure of PROVIDING PARTY to abide by the terms of this Article VIII. All Privileged Work Product is the property of RECEIVING PARTY and will be deemed Confidential Information, except as specifically authorized in this Agreement or as shall be required by Law.

8.3           Unauthorized Acts. Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party full details of the Unauthorized Access and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party in any litigation and investigation

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against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a reoccurrence of any such Unauthorized Access.

8.4	Data Privacy.

(a)          Personal Data. Where, in connection with this Agreement, PROVIDING PARTY processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system (“Personal Data”), on behalf of RECEIVING PARTY, any Subsidiaries or Affiliates of RECEIVING PARTY or their clients, then PROVIDING PARTY shall implement reasonably appropriate measures to protect those personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and shall use such data solely for purposes of carrying out its obligations under this Agreement.

(b)          Preserving Personal Data. RECEIVING PARTY may instruct PROVIDING PARTY, where PROVIDING PARTY processes Personal Data on behalf of Subsidiaries of RECEIVING PARTY, to take such steps to preserve data privacy in the processing of those Personal Data as are reasonably necessary for the performance of this Agreement.

(c)         Protecting Personal Data. RECEIVING PARTY or Subsidiaries or Affiliates of RECEIVING PARTY may, in connection with this Agreement, collect Personal Data in relation to PROVIDING PARTY and PROVIDING PARTY’s employees, directors and other officers involved in providing Corporate Services hereunder. Such Personal Data may be collected from PROVIDING PARTY, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at RECEIVING PARTY’s (or Subsidiaries or Affiliates of RECEIVING PARTY’s) locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 8.5(c) obligates PROVIDING PARTY or PROVIDING PARTY’s employees, directors or other officers to provide Personal Data requested by RECEIVING PARTY. RECEIVING PARTY or the Subsidiaries or Affiliates of RECEIVING PARTY may use and disclose any such data disclosed by PROVIDING PARTY solely for purposes connected with this Agreement (including monitoring the security of data and other assets) and for the relevant purposes specified in the data privacy policy of the Subsidiary of RECEIVING PARTY (a copy of which is available on request.) RECEIVING PARTY will maintain the same level of protection for Personal Data collected from PROVIDING PARTY (and PROVIDING PARTY’s employees, directors and officers, as appropriate) as RECEIVING PARTY maintains with its own Personal Data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from PROVIDING PARTY and PROVIDING PARTY’s employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.

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ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Representations, Warranties and Covenants.

(a)          Representations and Warranties of Seller. Seller represents and warrants as of the date hereof:

(i)           It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement;

(ii)          It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part;

(iii)        This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and

(iv)         It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, Law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement.

(b)	Representations of Buyers. Each Buyer represents as of the date hereof:

(i)           It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement;

(ii)          It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part;

(iii)        This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and

(iv)         It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, Law, rule, regulation,

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judgment or order which would be contravened or breached as a result of the execution of this Agreement.

(c)	Additional Mutual Covenants. Each Party also covenants that:

(i)           When acting as PROVIDING PARTY, it will provide the Corporate Services and Transition Assistance in accordance with this Agreement;

(ii)          Each of the PROVIDING PARTY and the RECEIVING PARTY in performing their obligations and otherwise acting hereunder will act in compliance with all applicable Laws; and

(iii)         Without in any way limiting any other right hereunder or under the Stock Purchase Agreement, each Party covenants that in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the transactions contemplated by the Stock Purchase Agreement or this Agreement, or any other agreement contemplated thereby or hereby, each Party shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Stock Purchase Agreement and this Agreement.

(d)	Additional Covenants by Seller. Seller covenants that:

(i)           The Corporate Services and Transition Assistance (together with any services provided, directly or indirectly, by the Companies and their Subsidiaries themselves) constitute all services used in and necessary for the conduct of the businesses of the Companies and their Subsidiaries as of the Effective Date;

9.2	Limitations.

(a)          General Limitation. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, PROVIDING PARTY HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS ARE HEREBY DISCLAIMED BY PROVIDING PARTY.

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ARTICLE X

INDEMNIFICATION

10.1	Indemnification.

(a)          Indemnification by RECEIVING PARTY. Subject to Article IV, RECEIVING PARTY will indemnify, defend and hold harmless PROVIDING PARTY, each Subsidiary and Affiliate of PROVIDING PARTY, each of their respective past and present directors, officers, employees, agents, consultants, advisors, accountants and attorneys (“Representatives”), and each of their respective successors and assigns (collectively, the “PROVIDING PARTY Indemnified Parties”) from and against any and all Losses (as defined below) incurred or suffered by the PROVIDING PARTY Indemnified Parties arising or resulting from the provision of Corporate Services or the Transition Assistance hereunder, which Losses shall be reduced to the extent of:

(i)           Losses caused by PROVIDING PARTY’s negligence, willful misconduct or violation of Law; or

(ii)          Losses caused by a breach of this Agreement by PROVIDING PARTY.

“Losses” means, subject to Article IV hereof, all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action).

(b)          Indemnification by PROVIDING PARTY. Subject to the provisions hereof and subject to Article IV, PROVIDING PARTY will indemnify, defend and hold harmless RECEIVING PARTY, each Subsidiary and Affiliate of RECEIVING PARTY, each of their respective past and present Representatives, and each of their respective successors and assigns (collectively, the “RECEIVING PARTY Indemnified Parties”) from and against any and all Losses incurred or suffered by the RECEIVING PARTY Indemnified Parties arising or resulting from any of the following:

(i)           any claim that PROVIDING PARTY’s use of the software or other intellectual property used to provide the Corporate Services or Transition Assistance, or any results and proceeds of such Corporate Services or Transition Assistance, infringes, misappropriates or otherwise violates any patent, copyright, trademark, trade secret or other intellectual property rights OF ANY THIRD PARTY; provided, that such intellectual property indemnity shall not apply to the extent that any such claim arises out of any modification to such software or other intellectual property made by RECEIVING PARTY without PROVIDING PARTY’s authorization or participation;

(ii)          PROVIDING PARTY’s gross negligence, bad faith, fraud or willful misconduct;

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(iii)        Improper use or disclosure of customer information by PROVIDING PARTY or its Affiliates; or

(iv)	PROVIDING PARTY’s breach of this Agreement.

provided, that in each of the cases described in subclauses (i) through (iv) above, the amount of Losses incurred or sustained by RECEIVING PARTY shall be reduced to the extent such Losses shall have been caused or contributed to by any action or omission of RECEIVING PARTY in amounts equal to RECEIVING PARTY’s equitable share of such Losses determined in accordance with its relative culpability for such Losses or the relative fault of RECEIVING PARTY or its Subsidiaries or Affiliates.

10.2	Indemnification Procedures.

(a)          Claim Notice. A Party that seeks indemnity under this Article X (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Losses sought arise from matters solely between the Parties or from Third Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Losses. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Losses or obligation hereunder except to the extent of any Losses caused by or arising out of such failure.

(b)          Response to Notice of Claim. Within ten (10) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Section 1.4.

(c)          Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 10.2(b)(ii) hereof, the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 1.4 hereof. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

(d)	Third Party Claims.

(i)           In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a person or entity who is not a Party hereto or a Subsidiary or Affiliate of a Party hereto of any claim or the commencement of

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any action (a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Losses; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Losses or obligation hereunder except to the extent of any Losses caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.

(ii)          The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense.

(iii)        The Party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iv)         The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

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ARTICLE XI

MISCELLANEOUS

11.1       Relationship of the Parties. The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship or a partnership or joint venture with respect to the Corporate Services. Neither Party is an agent of the other and neither Party has any authority to represent or bind the other Party as to any matters, except as authorized herein or in writing by such other Party from time to time.

11.2	Employees.

(a)          PROVIDING PARTY Employees. Except to the extent separately agreed in connection with an Employee Shift, PROVIDING PARTY shall be solely responsible for payment of compensation to its employees and, as between the Parties, for its Subsidiaries’ and Affiliates’ employees and for any injury to them in the course of their employment. PROVIDING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax Laws with respect to such persons.

(b)          RECEIVING PARTY Employees. RECEIVING PARTY shall be solely responsible for payment of compensation to its employees and, as between the Parties, for its Subsidiaries and Affiliates’ employees and for any injury to them in the course of their employment. RECEIVING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax Laws with respect to such persons.

11.3       Assignment. Neither Party may assign, transfer or convey any right, obligation or duty, in whole or in part, or any other interest under this Agreement without the prior written consent of the other Party, including any assignment, transfer or conveyance in connection with a sale of an asset to which one or more of the Corporate Services relate. All obligations and duties of a Party under this Agreement shall be binding on all successors in interest and permitted assigns of such Party. Each Party may use its Subsidiaries, Affiliates or subcontractors to perform the Corporate Services; provided, that such use shall not relieve such assigning Party of liability for its responsibilities and obligations.

11.4       Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under Law, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein.

11.5       Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties and their Affiliates and not for any other person. However, should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

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11.6       Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

11.7       Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

11.8       Construction. The headings and numbering of articles, sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

11.9       Entire Agreement. This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the subject matter hereof.

11.10     Amendments and Waivers. The Parties may amend this Agreement only by a written agreement signed by each Party and that identifies itself as an amendment to this Agreement. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

11.11     Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or

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more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

11.12     Taxes. All charges and fees to be paid to PROVIDING PARTY under this Agreement are exclusive of any applicable taxes required by Law to be collected from RECEIVING PARTY (including, without limitation, withholding, sales, use, excise, or services tax, which may be assessed on the provision of Corporate Services). In the event that a withholding, sales, use, excise, or services tax is assessed on the provision of any of the Corporate Services under this Agreement, RECEIVING PARTY will pay directly, reimburse or indemnify PROVIDING PARTY for such tax, plus any applicable interest and penalties. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

11.13     Changes in Law. PROVIDING PARTY’s obligations to provide Corporate Services hereunder are to provide such Corporate Services in accordance with applicable Laws as in effect on the Effective Date. Each Party reserves the right to take all actions in order to ensure that the Corporate Services and Transition Assistance are provided in accordance with any applicable Laws.

[signature page follows]

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IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Agreement to be duly executed and delivered as of the date first above written.

LANDAMERICA FINANCIAL GROUP, INC.

By______________________________________
Name:
Title:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By______________________________________
Michael L. Gravelle
Executive Vice President, Legal and
Corporate Secretary

CHICAGO TITLE INSURANCE COMPANY

By______________________________________
Michael L. Gravelle
Executive Vice President, Legal and
Corporate Secretary

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Schedule 1.1(a)(i)

Corporate Services

Seller, as PROVIDING PARTY, and

Buyers, as RECEIVING PARTY

DEFINITIONS AND FORMULAS

FOR PURPOSES OF CALCULATING COST ALLOCATION

The Corporate Services Fees shall be (i) the direct costs attributable to the Companies and their Subsidiaries for the Scheduled Services (as opposed to being billed directly to a department/cost center or division of the Companies or their Subsidiaries) and (ii) the costs that were allocated on a pro rata basis to the Companies and their Subsidiaries immediately prior to the Effective Date or as otherwise set forth below.

For purposes of this Agreement and the Corporate Service Schedules:

“Direct Employee Compensation” of an employee means the aggregate of such employee’s salary, overtime, cash bonus and commission compensation, imputed income, and payroll taxes attributable thereto, group insurance charges and benefits (including healthcare) paid by the employer on behalf of or for the benefit of the employee, contributions to any 401k programs or employee stock purchase plan accounts on behalf of or for the benefit of the employee, together with the employee’s pro rata portion of the benefits administration expenses (including expenses for prizes or awards allocable to the employee) incurred by the employer.

“Servicing Employee” means an employee of PROVIDING PARTY or its Subsidiaries or Affiliates who provides services to RECEIVING PARTY and its Subsidiaries or Affiliates under this Agreement.

For purposes of the Services provided under this Agreement and the Schedules hereto, cost allocation, including on Schedule 3.2, shall be calculated as follows:

1.

Out of Pocket Costs: Direct Charges. Out of Pocket Costs incurred by or on behalf of RECEIVING PARTY or its Subsidiary(s) which are charged directly to it are not part of the Services under this Agreement or the payments to be made for Services hereunder. Out of Pocket Costs which are not charged directly to the RECEIVING PARTY or its Subsidiary(s) shall be paid to PROVIDING PARTY, without markup, in the manner contemplated by Section 3.1(b) of this Agreement.

2.

Direct Employee Compensation: Allocation Based on Work Time Percentage. The Direct Employee Compensation of the PROVIDING PARTY Servicing Employees shall be allocated to RECEIVING PARTY based on the percentage of work time that each such Servicing Employee spends in providing the applicable Services to RECEIVING PARTY or its Subsidiaries or Affiliates. Allocations as

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of the Effective Date will be those reflected in the data and results of October 2008, and shall be applied to determine the allocations hereunder on a monthly basis, with each work time percentage to be re-examined and updated (if appropriate) at the end of each 6-month period following the Effective Date.

By way of example, for a Servicing Employee of PROVIDING PARTY who has an annual salary of $50,000, a cash bonus of $20,000, and benefits of $10,000 and who spends 40% of his work time on providing Services under this Agreement, the Direct Employee Compensation allocation would be calculated as follows:

($50,000 + $20,000 + $10,000) x 40% = $32,000.

In this example, RECEIVING PARTY would be allocated a Direct Employee Compensation cost of $32,000 for this Servicing Employee.

3.

Terminated or Discontinued Services. If at any time during the Term of this Agreement RECEIVING PARTY terminates or discontinues all or any portion of a Corporate Service prior to the end of the Term or if any Corporate Service otherwise terminates in accordance with the terms of this Agreement (a “Discontinued Service”), then effective as of the last day of the calendar month in which such termination or discontinuation is effective, the Corporate Service Fees related to the Discontinued Service shall no longer be owing under this Agreement.

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Schedule 1.1 (a)(i)

Seller, as PROVIDING PARTY, and

Buyers, as RECEIVING PARTY

DESCRIPTION OF SERVICES

All services used by the Companies or any of their Subsidiaries in the operation of their businesses prior to the Effective Date including without limitation financial reporting and regulatory compliance; general and regulatory statutory accounting services, including corporate accounting and general ledger accounting services; trust accounting services; treasury and investment management support; internal audit, corporate governance and controls advisory support; human resources support and deferred compensation plan administration (but excluding payroll services); legal and corporate administration support; information technology services; information protection and planning services; insurance claims administrative support services; risk management support services; tax compliance; use of space owned by or leased to Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) in Richmond, Virginia or any other location used by the Companies or their Subsidiaries as of the Effective Date; facilities management services; and general management and oversight services. The inclusion of one or more services listed above is not exhaustive and it is the intention of the parties that PROVIDING PARTY will provide all services utilized by the Companies or their Subsidiaries (and not directly provided, or contracted for, by the Companies or their Subsidiaries) in the ordinary course of its business prior to the Effective Date, except to the extent expressly disclaimed herein.

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Schedule 1.1(a)(ii)

Corporate Services

Buyers, as PROVIDING PARTY, and

Seller, as RECEIVING PARTY

DEFINITIONS AND FORMULAS

FOR PURPOSES OF CALCULATING COST ALLOCATION

The Corporate Services Fees shall be (i) the direct costs attributable to the Seller and its Subsidiaries and Affiliates for the Scheduled Services (as opposed to being billed directly to a department/cost center or division of Seller and its Subsidiaries and Affiliates) and (ii) the costs that were allocated on a pro rata basis to Seller and its Subsidiaries and its Affiliates (other than the Companies and their Subsidiaries) immediately prior to the Effective Date or as otherwise set forth below.

For purposes of this Agreement and the Corporate Service Schedules:

“Direct Employee Compensation” of an employee means the aggregate of such employee’s salary, overtime, cash bonus and commission compensation, imputed income, and payroll taxes attributable thereto, group insurance charges and benefits (including healthcare) paid by the employer on behalf of or for the benefit of the employee, contributions to any 401k programs or employee stock purchase plan accounts on behalf of or for the benefit of the employee, together with the employee’s pro rata portion of the benefits administration expenses (including expenses for prizes or awards allocable to the employee) incurred by the employer.

“Servicing Employee” means an employee of PROVIDING PARTY or its Subsidiaries or Affiliates who provides services to RECEIVING PARTY and its Subsidiaries or Affiliates under this Agreement.

For purposes of the Services provided under this Agreement and the Schedules hereto, cost allocation, including on Schedule 3.2, shall be calculated as follows:

1.

Out of Pocket Costs: Direct Charges. Out of Pocket Costs incurred by or on behalf of RECEIVING PARTY or its Subsidiary(s) which are charged directly to it are not part of the Services under this Agreement or the payments to be made for Services hereunder. Out of Pocket Costs which are not charged directly to the RECEIVING PARTY or its Subsidiary(s) shall be paid to PROVIDING PARTY, without markup, in the manner contemplated by Section 3.1(b) of this Agreement.

2.

Direct Employee Compensation: Allocation Based on Work Time Percentage. The Direct Employee Compensation of the PROVIDING PARTY Servicing Employees shall be allocated to RECEIVING PARTY based on the percentage of work time that each such Servicing Employee spends in providing the applicable

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Services to RECEIVING PARTY or its Subsidiaries or Affiliates. Allocations as of the Effective Date will be those reflected in the data and results of October 2008, and shall be applied to determine the allocations hereunder on a monthly basis, with each work time percentage to be re-examined and updated (if appropriate) at the end of each 6-month period following the Effective Date.

By way of example, for a Servicing Employee of PROVIDING PARTY who has an annual salary of $50,000, a cash bonus of $20,000, and benefits of $10,000 and who spends 40% of his work time on providing Services under this Agreement, the Direct Employee Compensation allocation would be calculated as follows:

($50,000 + $20,000 + $10,000) x 40% = $32,000.

In this example, RECEIVING PARTY would be allocated a Direct Employee Compensation cost of $32,000 for this Servicing Employee.

3.

Terminated or Discontinued Services. If at any time during the Term of this Agreement RECEIVING PARTY terminates or discontinues all or any portion of a Corporate Service prior to the end of the Term or if any Corporate Service otherwise terminates in accordance with the terms of this Agreement (a “Discontinued Service”), then effective as of the last day of the calendar month in which such termination or discontinuation is effective, the Corporate Service Fees related to the Discontinued Service shall no longer be owing under this Agreement.

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Schedule 1.1 (a)(ii)

Seller, as PROVIDING PARTY, and

Buyers, as RECEIVING PARTY

DESCRIPTION OF SERVICES

All services used by the Seller or any of its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) in the operation of their businesses prior to the Effective Date that were provided by the Companies and their Subsidiaries, including without limitation payroll services and the management and operational services provided by persons who are employed by LTIC to Seller or its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries); provided, in no event shall Buyers or the Companies or their Subsidiaries have any obligation to advance or otherwise make payment of payroll with funds not made available by Seller or any of their Subsidiaries. The inclusion of one or more services listed above is not exhaustive and it is the intention of the parties that PROVIDING PARTY will provide all services utilized by the Seller or any of its Subsidiaries or Affiliates (other than the Companies and their Subsidiaries) that were provided by the Companies and their Subsidiaries in the ordinary course of its business prior to the Effective Date, except to the extent expressly disclaimed herein.

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Schedule 1.1 (a)(iii)

Scheduled Services excluded from being provided hereunder by Seller, as PROVIDING PARTY to Buyers, as RECEIVING PARTY

[To be completed at Closing]

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Schedule 3.1(b)

Pre-Approved Out of Pocket Costs for Third Party Vendors

[To be completed at Closing]

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Schedule 3.2

Corporate Services Summary Invoice Statement

[monthly end date]

[The PROVIDING PARTY prepared statement showing the monthly aggregate allocated and direct costs – to be revised after discussions among the parties.]

Description of Service	Allocated to the RECEIVING PARTY	Direct Cost to the RECEIVING PARTY

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